================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                           -------------------------



                                   FORM 8-K



                                Current Report
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 8, 1997





                      PEGASUS COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)




    Delaware                     0-21389                      51-0374669
-----------------             --------------             --------------------
 (State or other               (Commission                 (I.R.S. Employer
 jurisdiction of               File Number)               Identification No.)
 incorporation)

      c/o Pegasus Communications Management Company, 100 Matsonford Road,
       5 Radnor Corporate Center, Suite 454, Radnor, Pennsylvania 19087
--------------------------------------------------------------------------------
           (Address of principal executive offices)      (Zip Code)





        Registrant's telephone number, including area code 610-341-1801





                                Not Applicable
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)




================================================================================

Item 5. Other Events.

     (a) Completed DBS Acquisitions. From January 1, 1997 to an effective date of September 8, 1997, Pegasus Communications Corporation ("Pegasus" and together with its direct and indirect subsidiaries, the "Company") acquired from 19 independent DIRECTV(R) ("DIRECTV") providers the rights to provide DIRECTV programming in certain rural areas of 21 states and related assets (the "Completed DBS Acquisitions"). Total consideration for the acquisitions was approximately $114.0 million, which, depending upon the particular transaction, consisted of cash, promissory notes, shares of Class A Common Stock, warrants to purchase Class A Common Stock, preferred stock of a subsidiary and/or assumed liabilities.


     (b) Senior Notes Offering. On October 8, 1997, the Company announced that it planned to make a private offering (the "Senior Notes Offering") of $100.0 million aggregate principal amount of senior notes (the "Senior Notes"). The Senior Notes Offering will be made in reliance on Rule 144A and other registration exemptions under the Securities Act of 1933, as amended (the "Act"). The Company indicated in its press release that it anticipates using the proceeds of the Senior Notes Offering to finance direct broadcast satellite television ("DBS") acquisitions and to repay in full and terminate all commitments under the existing credit facility of Pegasus Satellite Holdings, Inc. ("PSH"). The entire text of the Company's press release is incorporated by reference herein and a copy of the press release has been filed as an exhibit to this report.


     (c) Pending DBS Acquisitions. The Company has entered into letters of intent or definitive agreements to acquire DIRECTV distribution rights and related assets from ten independent providers of DIRECTV services (the "Pending DBS Acquisitions"), which have exclusive DIRECTV service territories in certain rural areas of Alabama, Georgia, Illinois, Minnesota, Nebraska, Texas, Utah and Wyoming and whose territories include, in the aggregate, approximately 417,100 television households (including 19,200 seasonal residences), 41,100 business locations and 30,400 subscribers. The Pending DBS Acquisitions range in consideration from $500,000 to $18.4 million. In the aggregate, the consideration for the Pending DBS Acquisitions is $64.1 million and consists of $54.2 million of cash, $3.2 million in promissory notes and $6.7 million in shares of Class A Common Stock. When negotiating the price of the Pending DBS Acquisitions, the Company takes into account such factors as the number of subscribers, the mix between cabled and uncabled households in the service territory, competition, current DBS penetration rates, the structure of the acquisition, and the form of consideration. The cash portion of certain of the Pending DBS Acquisitions will be paid from proceeds of the Senior Notes Offering.


     The largest Pending DBS Acquisition involves total consideration of approximately $18.4 million (subject to certain adjustments) consisting of approximately $16.2 million in cash and a $2.2 million promissory note. As of August 31, 1997, the territories to be acquired in this acquisition consisted of approximately 79,000 television households (including 2,100 seasonal residences), 6,100 business locations and 8,400 subscribers. The second largest Pending DBS Acquisition involves the acquisition of territories and related assets from an entity controlled by Donald W. Weber, a director of Pegasus. The total consideration for this acquisition will be approximately $13.1 million (subject to certain adjustments) and will consist of approximately $6.4 million in cash and $6.7 million in shares of Class A Common Stock. As of August 31, 1997, the territories to be acquired in this acquisition consisted of approximately 115,700 television households (including 2,700 seasonal residences), 11,000 business locations and 5,800 subscribers.


     Each of the Pending DBS Acquisitions for which there is only a letter of intent is subject to negotiation of a definitive agreement, and all of the Pending DBS Acquisitions are subject, if not already obtained, to the prior approval of Hughes Electronics Corporation or one of its subsidiaries ("Hughes") and the National Rural Telecommunications Cooperative ("NRTC"). In addition to these conditions, each of the Pending DBS Acquisitions will be subject to conditions typical in acquisitions of this nature, certain of which conditions, like the Hughes and NRTC consents, may be beyond the Company's control. There can be no assurance that definitive agreements will be entered into with respect to all of the Pending DBS Acquisitions or, if entered into, that all or any of the Pending DBS Acquisitions will be completed.


     (d) Subsidiaries Combination. The Company currently has two principal operating subsidiaries: Pegasus Media & Communications, Inc. ("PM&C") and PSH. Upon consummation of the Senior Notes Offering,

PM&C will acquire the assets of PSH (the "Subsidiaries Combination"), which assets consist of the stock of its subsidiaries that hold the rights to all of the Company's DBS territories. As a result of the Subsidiaries Combination, PM&C will be the direct or indirect parent of all of the Company's subsidiaries that operate the Company's TV, DBS and cable businesses.


     (e) New Credit Facility. Shortly after the consummation of the Senior Notes Offering, PM&C will enter into a $180.0 million six-year, secured, reducing revolving credit facility (the "New Credit Facility"). Borrowings under the New Credit Facility are available for acquisitions, subject to the approval of the lenders in certain circumstances, working capital and general corporate purposes. The closing of the New Credit Facility is conditioned upon the Subsidiaries Combination and the closing of the Senior Notes Offering. Concurrently with the closing of the New Credit Facility, PM&C's existing credit facility will be repaid in full and the commitments thereunder will be terminated.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.


     (a) Financial Statements of Acquired or to be Acquired Businesses.


     Historical financial statements for the following acquired or to be acquired businesses are attached hereto:



                                                                                              Page
                                                                                             -----
   (i) Clearvision, Inc. (an acquired business)
       Report of Poole Cunningham & Reitano, P.A.  .......................................    F-1
       Balance Sheet as of January 16, 1997  .............................................    F-2
       Statement of Operations for the fiscal year ended January 16, 1997  ...............    F-3
       Statement of Stockholders' Equity for the fiscal year ended January 16, 1997 ......    F-4
       Statement of Cash Flows for the fiscal year ended January 16, 1997  ...............    F-5
       Notes to Financial Statements   ...................................................    F-6
  (ii) Southeastern Communication Systems, Inc. (an acquired business)
       Report of Greenway, Smith & Haisten, P.C.   .......................................    F-8
       Statements of Net Assets to be Sold as of December 31, 1996 and March 31, 1997
       (unaudited) .......................................................................    F-9
       Statements of Operations of Assets to be Sold for the year ended December 31, 1996
         and the three months ended March 31, 1996 (unaudited) and 1997 (unaudited)  .....    F-10
       Statements of Cash Flows for the year ended December 31, 1996 and the three months
         ended March 31, 1996 (unaudited) and 1997 (unaudited) ...........................    F-11
       Notes to Financial Statements   ...................................................    F-12
 (iii) Northern Electric Service Corporation (an acquired business)
       Report of Larson, Allen, Weishair & Co., LLP   ....................................    F-14
       Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited)   ............    F-15
       Statements of Operations and Accumulated Deficit for the year ended December 31,
         1996 and the six months ended June 30, 1996 (unaudited) and 1997 (unaudited) ....    F-16
       Statements of Cash Flows for the year ended December 31, 1996 and the six months
         ended June 30, 1996 (unaudited) and 1997 (unaudited) ............................    F-17
       Notes to Financial Statements   ...................................................    F-18
  (iv) Direct Broadcast Satellites (an acquired business)
       Report of Ernst & Young LLP  ......................................................    F-22
       Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited)   ............    F-23
       Statements of Operations for the year ended December 31, 1996 and the six months
         ended June 30, 1996 (unaudited) and 1997 (unaudited)  ...........................    F-24
       Statement of Changes in Division Equity for the year ended December 31, 1996 and
         the six months ended June 30, 1997 (unaudited)...................................    F-25
       Statements of Cash Flows for the year ended December 31, 1996 and the six months
         ended June 30, 1996 (unaudited) and 1997 (unaudited) ............................    F-26
       Notes to Financial Statements   ...................................................    F-27

                                                                                              Page
                                                                                             -----
   (v) Suwannee Valley Satellite, Inc. (an acquired business)
       Report of Bolinger, Segars, Gilbert & Moss, L.L.P.   ..............................    F-30
       Balance Sheets as of December 31, 1996 and April 30, 1997 (unaudited)  ............    F-31
       Statements of Income and Retained Earnings for the year ended December 31, 1996 and
         the four months ended April 30, 1996 (unaudited) and 1997 (unaudited)   .........    F-32
       Statements of Cash Flows for the year ended December 31, 1996 and the four months
         ended April 30, 1996 (unaudited) and 1997 (unaudited) ...........................    F-33
       Notes to Financial Statements   ...................................................    F-34
  (vi) View Star Entertainment Services, Inc. (a proposed acquisition)
       Report of Arthur Andersen, LLP  ...................................................    F-37
       Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited)   ............    F-38
       Statements of Operations for the year ended December 31, 1996 and the six months
           ended June 30, 1996 (unaudited) and 1997 (unaudited)...........................    F-39
       Statement of Stockholders' Equity for the year ended December 31, 1996 and the six
         months ended June 30, 1997 (unaudited) ..........................................    F-40
       Statements of Cash Flows for the year ended December 31, 1996 and the six months
         ended June 30, 1996 (unaudited) and 1997 (unaudited)  ...........................    F-41
       Notes to Financial Statements   ...................................................    F-42
 (vii) Midwest Minnesota DBS, LLC (an acquired business)
       Report of Bradley R. Helmeke, Ltd.    .............................................    F-51
       Statements of Net Assets to be Sold as of December 31, 1996 and June 30, 1996
         (unaudited) and 1997 (unaudited) ................................................    F-52
       Statements of Operations of Assets to be Sold for the year ended December 31, 1996
         and the six months ended June 30, 1996 (unaudited) and 1997 (unaudited) .........    F-53
       Statements of Cash Flows for the year ended December 31, 1996 and the six months
         ended June 30, 1996 (unaudited) and 1997 (unaudited).............................    F-54
       Notes to Financial Statements   ...................................................    F-55
(viii) DBS Operations of Turner-Vision, Inc. (an acquired business)
       Report of Grigoraci, Trainer, Wright & Paterno ....................................    F-57
       Statement of Net Assets to be Sold as of December 31, 1996 ........................    F-58
       Statement of Operations for the year ended December 31, 1996  .....................    F-59
       Statement of Cash Flows for the year ended December 31, 1996  .....................    F-60
       Notes to Financial Statements   ...................................................    F-61
  (ix) DBS Operations of Pioneer Services Corporation (a proposed acquisition)
       Report of Jackson, Thornton & Co., P.C.  ..........................................    F-64
       Balance Sheets as of September 30, 1996 and June 30, 1997 (unaudited)  ............    F-65
       Statements of Operations and Division Deficiency for the fiscal year ended
         September 30, 1996 and the nine months ended June 30, 1996 (unaudited) and
         1997 (unaudited) ................................................................    F-66
       Statements of Cash Flows for the fiscal year ended September 30, 1996 and the nine
         months ended June 30, 1996 (unaudited) and 1997 (unaudited) .....................    F-67
       Notes to Financial Statements   ...................................................    F-68


                                                                                              Page
                                                                                              ----
(b) Pro Forma Consolidated Financial Information.
   (i) Basis of Presentation .............................................................    F-71
  (ii) Pro Forma Consolidated Balance Sheet   ............................................    F-72
 (iii) Pro Forma Consolidated Statement of Operations for the Year Ended December 31,
        1996. ............................................................................    F-73
  (iv) Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30,
        1997 .............................................................................    F-74
   (v) Pro Forma Consolidated Statement of Operations for the Twelve Months Ended June
         30, 1997 ........................................................................    F-75
  (vi) Notes to Pro Forma Consolidated Statements of Operations ..........................    F-76
(c) Exhibits.
       99.1  Press release dated October 8, 1997


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        PEGASUS COMMUNICATIONS CORPORATION



                                       By /s/ Robert N. Verdecchio
                                         -------------------------------------
                                          Robert N. Verdecchio,
                                          Senior Vice President and
                                          Chief Financial Officer

October 8, 1997

                         INDEPENDENT AUDITORS' REPORT



The Stockholders of
ClearVision, Inc.:

We have audited the accompanying balance sheet of ClearVision, Inc. as of January 16, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ClearVision, Inc. as of January 16, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary data is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


Poole Cunningham & Reitano, P.A.
Jackson, Mississippi


March 20, 1997

                               CLEARVISION, INC.

                                 Balance Sheet
                               January 16, 1997



                                               ASSETS
Current assets:
   Cash  ...........................................................................    $   62,971
   Accounts receivable, net of $10,283 allowance   .................................       332,488
   Notes receivable, net of $200,112 allowance  ....................................     1,026,783
   Inventories    ..................................................................        99,282
   Prepaid assets    ...............................................................         8,012
                                                                                        ----------
      Total current assets    ......................................................     1,529,536
                                                                                        ----------
Property and equipment  ............................................................       150,877
   Less: accumulated depreciation   ................................................       (45,563)
                                                                                        ----------
      Property and equipment, net   ................................................       105,314
                                                                                        ----------
Other assets:
   TV rights, net    ...............................................................     1,251,596
   Organization costs, net    ......................................................           599
                                                                                        ----------
      Total other assets, net    ...................................................     1,252,195
                                                                                        ----------
                                                                                        $2,887,045
                                                                                        ==========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Current liabilities:
    Accounts payable -- trade    ...................................................    $  192,130
    Accrued expenses    ............................................................        46,031
    Line of credit with bank  ......................................................     1,041,356
    Deferred revenue    ............................................................       226,427
                                                                                        ----------
      Total current liabilities  ...................................................     1,505,944
Long-term liabilities --
   Loans from stockholders    ......................................................       750,000
                                                                                        ----------
      Total liabilities    .........................................................     2,255,944
Stockholders' equity:
   Common stock-$1 par value, authorized 1,500,000 shares; 900,000 shares issued and
    outstanding   ..................................................................       900,000
   Accumulated deficit  ............................................................      (268,899)
                                                                                        ----------
      Total stockholders' equity    ................................................       631,101
                                                                                        ----------
                                                                                        $2,887,045
                                                                                        ==========

                See accompanying notes to financial statements.

                               CLEARVISION, INC.

                            Statement of Operations
                      For the Year Ended January 16, 1997



Revenue:
   Programming   ...........................    $3,352,207
   Hardware   ..............................       940,077
   Installation  ...........................       337,901
                                                ----------
     Total revenue  ........................     4,630,185
                                                ----------
Cost of sales:
   Programming   ...........................     2,160,202
   Hardware   ..............................       882,379
   Installation  ...........................       159,506
                                                ----------
     Total cost of sales  ..................     3,202,087
                                                ----------
       Gross profit    .....................     1,428,098
General and administrative expenses   ......     1,730,546
                                                ----------
        Operating loss    ..................      (302,448)
Other income (expense):
   Interest income  ........................       331,616
   Other income  ...........................        39,071
                                                ----------
     Total other income (expense)  .........       370,687
                                                ----------
       Net earnings    .....................    $   68,239
                                                ==========

                See accompanying notes to financial statements.

                               CLEARVISION, INC.

                       Statement of Stockholders' Equity
                      For the Year Ended January 16, 1997




                                                      Common      Accumulated
                                                      Stock        Deficit        Total
                                                    ----------   ------------   ---------
Stockholders' Equity -- January 17, 1996   ......   $900,000     $(337,138)     $562,862
Net earnings ....................................         --        68,239        68,239
                                                    ---------    ----------     ---------
Stockholders' Equity -- January 16, 1997   ......   $900,000     $(268,899)     $631,101
                                                    =========    ==========     =========

                 See accompanying notes to financial statements

                               CLEARVISION, INC.

                            Statement of Cash Flows
                      For the Year Ended January 16, 1997


Cash flows used in operating activities:
 Net earnings  ..........................................    $   68,239
 Adjustments to reconcile net earnings to net cash
   provided by operating activities:
    Depreciation and amortization   .....................       179,797
    Increase in accounts receivable    ..................      (262,245)
    Increase in prepaid expenses    .....................        (3,507)
    Decrease in inventories   ...........................       205,093
    Decrease in deposits   ..............................           320
    Decrease in accounts payable    .....................      (195,854)
    Decrease in accrued expenses    .....................       (39,622)
    Decrease in deferred revenues   .....................      (161,390)
                                                             ----------
      Total adjustments    ..............................      (277,408)
                                                             ----------
       Net cash used in operating activities    .........      (209,169)
Cash flows used in investing activities:
    Purchase of property and equipment    ...............       (60,286)
                                                             ----------
Cash flows used in financing activities:
    Increase in notes receivable    .....................       494,705
    Decrease in line of credit with bank  ...............      (201,061)
    Repayment of loans to stockholders    ...............      (150,000)
                                                             ----------
       Net cash provided by financing activities   ......       143,644
                                                             ----------
    Net decrease in cash and cash equivalents   .........      (125,811)
Cash and cash equivalents at January 17, 1996   .........       188,782
                                                             ----------
Cash and cash equivalents at January 16, 1997   .........    $   62,971
                                                             ==========
Supplemental disclosures of cash flow information:
    Cash paid during the year for interest   ............    $  101,295
                                                             ==========

                See accompanying notes to financial statements.

                               CLEARVISION, INC.

                         Notes to Financial Statements
                               January 16, 1997


(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     ClearVision, Inc. (the Company) was organized as an S corporation formed under the laws of Mississippi on September 2, 1993. It is located in Madison, Mississippi. The Company offers satellite programming services to certain cities and counties in Mississippi.

  (a) Basis of Accounting
      The financial statements have been prepared using the accrual method of accounting in accordance with generally accepted accounting principles.

  (b) Year End
      The company operates on a 52-53 week fiscal year with a year end date at or near January 16.

  (c) Cash Equivalents
      For purposes of the statement of cash flows, the Company considers all short-term investments maturing within the normal operating cycle to be cash equivalents.

  (d) Concentration of Credit Risk
      The Company has two sources of revenue: programming services and equipment sales. Receivables are primarily due from residents in ClearVision's territory. Customers' services are disconnected upon past due over sixty days. Receivables from equipment sales result from customers financing the purchase price of their equipment. Receivables are secured by a lien on the equipment sold to the customers.

  (e) Inventories
      Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

  (f) Property and Equipment
      Property and equipment are stated at cost. Capital additions, improvements and major renewals which increase asset values or extend useful lives, are capitalized as property and equipment. Maintenance and repairs are charged to operations as incurred. The Company generally provides for depreciation of its assets under the straight-line method for financial reporting purposes and on the modified accelerated cost recovery system for income tax purposes.

  (g) Intangibles
      The Company amortizes TV rights using the straight-line method over the estimated economic life of the satellite which is projected to be twelve years. Organizational costs are being amortized over sixty months using the straight-line method. Total amortization for TV rights and organizational costs for the period ended January 16, 1997, were $151,159 and $382, respectively.

  (h) Revenue Recognition
      The Company derives revenue primarily from programming services, sales of equipment and installations. Programming revenue is received monthly based on the date service originated. Interest on financed equipment sales is recognized when earned.

  (i) Income Taxes
      The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for Federal income taxes has been included in the financial statements.


(2) NOTES RECEIVABLE

     Notes receivable consist of customer financing of satellite systems through various repayment plans. At January 16, 1997, the net notes receivable balance was $1,226,985. Deferred revenue represents unearned

                               CLEARVISION, INC.

                               January 16, 1997

(2) NOTES RECEIVABLE  -- (Continued)

interest on the uncollected notes receivable balance. The balance of deferred revenue at January 16, 1997 was $226,427. Management's allowances for doubtful accounts are based upon collection practices of ClearVision, Inc. Results may vary significantly should Pegasus (see note 7) employ collection practices different from ClearVision, Inc.


(3) PROPERTY AND EQUIPMENT

     A summary of property and equipment follows:



                                          Depreciable
             Description                    Lives          Amount
             -----------                 ------------   ------------
       Vehicles                          5 yrs           $  72,773
       Leasehold improvements            3 yrs              27,889
       Furniture and fixtures            3 - 7 yrs          50,215
                                                         ---------
        Property and equipment                             150,877
       Less accumulated depreciation                       (45,563)
                                                         ---------
        Property and equipment, net                      $ 105,314
                                                         =========

(4) ACCRUED LIABILITIES

     The following is an analysis of accrued liabilities:



         Description                                          Amount
         -----------                                         --------
         Accrued payroll taxes    ........................   $ 7,579
         Accrued sales tax  ..............................    22,887
         Other accrued expenses   ........................    15,565
                                                             --------
          Total    .......................................   $46,031
                                                             ========

(5) SHORT-TERM BORROWINGS -- LINE-OF-CREDIT

     The Company has entered into a line-of-credit agreement with Deposit Guaranty National Bank whereby funds may be advanced to the Company up to a maximum of $1,600,000. Interest on the line-of-credit is at the bank's current prime rate plus one-half percent (1/2%). This line-of-credit is collateralized by accounts receivable, inventories and company notes receivable. At January 16, 1997, there were $1,041,356 of advances outstanding under the agreement.


(6) LONG-TERM DEBT

     The Company has non-interest bearing notes payable due to the stockholders at January 16, 1997, in the amount of $750,000.


(7) SUBSEQUENT EVENT

     The Company sold substantially all of its assets to Pegasus Communications Corporation on February 14, 1997, pursuant to an asset purchase agreement dated January 25, 1997.

                         INDEPENDENT AUDITOR'S REPORT


To Southeastern Communication Systems, Inc.

We have audited the accompanying statement of net assets to be sold of Southeastern Communication Systems, Inc. (an "S" Corporation) as of December 31, 1996 and the related statements of operations and cash flows for the year then ended. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements referred to above are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of the statements. We believe that our audit provide a reasonable basis for our opinion.

The accompanying statement of net assets to be sold was prepared to present the net assets of Southeastern Communication Systems, Inc. to be acquired by Pegasus Communications Corporation pursuant to the purchase agreement described in Note 4, and is not intended to be a complete presentation of Southeastern Communication Systems, Inc. assets and liabilities.

In our opinion, the statements referred to above present fairly, in all material respects, the net assets to be sold of Southeastern Communication System, Inc. as of December 31, 1996 and the results of operations and cash flows for the year then ended pursuant to the purchase agreement referred to in
Note 4, in conformity with generally accepted accounting principles.




Greenway, Smith & Haisten, P.C.
Griffin, Georgia

September 25, 1997

                   SOUTHEASTERN COMMUNICATION SYSTEMS, INC.

                      STATEMENTS OF NET ASSETS TO BE SOLD




                                                                                     December 31,    March 31,
                                                                                         1996           1997
                                                                                    --------------  ------------
                                                                                                     (unaudited)
CURRENT ASSETS:
 Subscriber accounts receivable, less allowance for doubtful accounts of $3,314 at
 December 31, 1996 and March 31, 1997   ..........................................    $  62,960       $ 65,985
                                                                                      ----------      ---------
  Total current assets   .........................................................       62,960         65,985
                                                                                      ----------      ---------
DIRECT BROADCAST SATELLITE FRANCHISE, NET OF
 ACCUMULATED AMORTIZATION   ......................................................      178,429        171,738
                                                                                      ----------      ---------
  Total assets  ..................................................................      241,389        237,723
                                                                                      ----------      ---------
CURRENT LIABILITIES:
 Unearned revenue  ...............................................................      128,567        164,184
                                                                                      ----------      ---------
  Total current liabilities    ...................................................      128,567        164,184
                                                                                      ----------      ---------
NET ASSETS TO BE SOLD    .........................................................    $ 112,822       $ 73,539
                                                                                      ==========      =========

          See Independent Auditor's Report and accompanying footnotes.

                   SOUTHEASTERN COMMUNICATION SYSTEMS, INC.

                 STATEMENTS OF OPERATIONS OF ASSETS TO BE SOLD




                                                                Three months ended
                                              Year ended    ---------------------------
                                             December 31,     March 31,     March 31,
                                                 1996           1996           1997
                                            --------------  -------------  ------------
                                                             (unaudited)    (unaudited)
Operating Revenues
 Subscriber revenue (Programming)   ......    $ 552,386       $112,381       $204,463
                                              ----------       --------      ---------
 Total Operating Revenue   ...............      552,386        112,381        204,463
                                              ----------       --------      ---------
Operating Expenses
 Programming   ...........................      377,851         62,161        130,430
 Payroll and related expenses    .........      155,244         43,017         35,287
 Advertising   ...........................        1,985            548            134
 Amortization  ...........................       26,764          6,691          6,691
 Commissions   ...........................       30,087          2,258          8,208
 Legal and Professional    ...............          213             --             --
 Miscellaneous    ........................           81             13             --
 Rent    .................................        1,340            256             16
 Supplies   ..............................        4,278            919            373
 Travel  .................................        3,359            784            457
 Utilities and Telephone   ...............        8,250          2,250          2,385
                                              ----------       --------      ---------
   Total Operating Expenses   ............      609,452        118,897        183,981
                                              ----------       --------      ---------
    Operating Income (Loss)   ............   ($  57,066)      ($ 6,516)      $ 20,482
                                              ==========       ========      =========

          See Independent Auditor's Report and accompanying footnotes.

                   SOUTHEASTERN COMMUNICATION SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS




                                                                                     Three months ended
                                                                                ----------------------------
                                                                December 31,      March 31,      March 31,
                                                                    1996            1996            1997
                                                               --------------   -------------   ------------
                                                                                 (unaudited)     (unaudited)
Cash flows from operating activities:
 Operating income (loss)   .................................     ($ 57,066)      ($  6,516)      $  20,482
Adjustments to reconcile operating income (loss) to net cash provided by operating activities:
 Amortization  .............................................        26,764           6,691           6,691
 Change in assets and liabilities:
 (Increase) decrease in accounts receivable  ...............       (37,646)         (3,854)         (3,025)
 Increase (decrease) in unearned revenue  ..................        99,553          (6,474)         35,617
                                                                  ---------       ---------      ---------
 Net cash provided (used) by operating activities  .........        31,605         (10,153)         59,765
                                                                  ---------       ---------      ---------
Net increase (decrease) in shareholders' equity ............       (31,605)         10,153         (59,765)
                                                                  ---------       ---------      ---------
Net change in cash   .......................................            --              --              --
Cash at beginning of period   ..............................            --              --              --
                                                                  ---------       ---------      ---------
Cash at end of period   ....................................      $     --        $     --       $      --
                                                                  =========       =========      =========

          See Independent Auditor's Report and accompanying footnotes.

                   SOUTHEASTERN COMMUNICATION SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1996


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of operations

     Southeastern Communication Systems, Inc. markets and distributes direct broadcast satellite (DBS) services to cable and noncable television subscribers residing within Henry County, Georgia. Southeastern Communication System, Inc. obtained these exclusive rights to its service territory by investment with the National Rural Telecommunications Cooperative (NRTC).

     Accounts Receivable

     Subscriber accounts receivable represents amounts due from customers for satellite television services and includes amounts billed, but unearned at year-end.

     Revenue Recognition

     Southeastern Communication Systems, Inc. recognizes revenues monthly for DBS services which have been earned through the end of the month. The unearned portion of billed services is recorded as unearned revenue.

     Advertising Costs

     Advertising costs are expensed as incurred.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes

     Southeastern Communication Systems, Inc. has made the election to be treated as a "Small Business Corporation" for income tax purposes. S Corporations are generally exempt from federal and state income tax. The shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the financial statements.

     Concentrations of Credit Risk

     Financial instruments that potentially subject Southeastern Communication Systems, Inc. to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of individuals comprising the Southeastern Communication Systems, Inc. customer base. Exposure to losses on receivables is principally dependent on each customer's financial condition. Southeastern Communication Systems, Inc. monitors the exposure for credit losses and maintains an allowance for anticipated losses.

                   SOUTHEASTERN COMMUNICATION SYSTEMS, INC.

                            AS OF DECEMBER 31, 1996

(2) DIRECT BROADCAST SATELLITE FRANCHISE

     In September of 1993 and 1994 Southeastern Communication System, Inc. invested $253,685 with NRTC acquiring exclusive franchise right to market direct broadcast satellite service to cable and noncable television subscribers residing within the Henry County area. This investment is in an agreement with NRTC for the rights to provide broadcast services to this service territory for a period of approximately ten years, which is the expected life of the satellite. The satellite was launched in late 1993 and became available for use by Southeastern Communication System, Inc. in 1994. Amortization expense for these rights for the year ended December 31, 1996 was $26,764.


(3) CONTINGENCY

     Southeastern Communication Systems, Inc. relies on NRTC as its sole provider of programming via Direct broadcast satellite services.


(4) SUBSEQUENT EVENTS

     On March 28, 1997, Pegasus entered into an Asset Purchase Agreement with Southeastern Communication Systems, Inc. Pursuant to the terms of the agreement, Pegasus purchased certain net assets of Southeastern Communication Systems, Inc. for $3,900,000 minus certain current liabilities and adjustments on April 9, 1997.

                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Northern Electric Service Corporation
DBA: Northern Horizons
(A wholly owned subsidiary Of
 Northern Electric Cooperative Association)
Virginia, Minnesota


     We have audited the accompanying balance sheet of Northern Electric Service Corporation, DBA: Northern Horizons (a wholly owned subsidiary Of Northern Electric Cooperative Association) as of December 31, 1996, and the related statements of operations and retained deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Electric Service Corporation, DBA: Northern Horizons (a wholly owned subsidiary Of Northern Electric Cooperative Association) as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



LARSON, ALLEN, WEISHAIR & CO., LLP


Brainerd, Minnesota
August 5, 1997

                     NORTHERN ELECTRIC SERVICE CORPORATION
                            DBA: NORTHERN HORIZONS
                         (A WHOLLY OWNED SUBSIDIARY OF
                  NORTHERN ELECTRIC COOPERATIVE ASSOCIATION)
                                BALANCE SHEETS




                                                                            December 31,      June 30,
                                                                                1996            1997
                                                                           --------------   ------------
                                                                                             (unaudited)
                                           ASSETS
CURRENT ASSETS
   Cash and Cash Equivalents  ..........................................    $       --      $  54,648
   Accounts Receivable  ................................................       137,869        103,853
   Inventory   .........................................................        90,598          3,168
   Prepaid Expenses  ...................................................         1,004            109
                                                                            ----------      ----------
      Total Current Assets    ..........................................       229,471        161,778
                                                                            ----------      ----------
PROPERTY AND EQUIPMENT (At Cost)
   Furniture and Equipment .............................................        15,139         15,139
   Less: Accumulated Depreciation   ....................................        (4,163)        (5,777)
                                                                            ----------      ----------
      Total Property and Equipment (At Depreciated Cost)    ............        10,976          9,362
                                                                            ----------      ----------
OTHER ASSETS
   Franchise Fees, Net of Accumulated Amortization of $96,917 and
    $117,902 at December 31, 1996 and June 30, 1997, respectively ......       532,649        511,664
   Investments in Associated Organizations   ...........................        13,481         30,057
   Organization Costs, Net of Accumulated Amortizations of $1,452 and
    $1,767 at December 31, 1996 and June 30, 1997, respectively.........         7,981          7,666
                                                                            ----------      ----------
      Total Other Assets   .............................................       554,111        549,387
                                                                            ----------      ----------
      Total Assets   ...................................................    $  794,558      $ 720,527
                                                                            ==========      ==========
                      LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES
   Current Portion of Long-Term Debt   .................................    $  568,860      $ 538,257
   Checks Written in Excess of Bank    .................................         3,916             --
   Accounts Payable  ...................................................        50,962        163,596
   Unearned Revenue  ...................................................       211,237        182,252
   Taxes Payable Other Than Income Taxes  ..............................        34,969          4,868
   Other Current Liabilities  ..........................................        34,298         18,462
                                                                            ----------      ----------
      Total Current Liabilities  .......................................       904,242        907,435
                                                                            ----------      ----------
LONG-TERM DEBT (Net of Current Portion Shown Above)   ..................       150,476        134,246
                                                                            ----------      ----------
      Total Liabilities ................................................     1,054,718      1,041,681
                                                                            ----------      ----------
STOCKHOLDER'S DEFICIT
   Common Stock -- $1.00 Par Value 100,000 and 250,000 Shares
    Authorized at December 31, 1996 and June 30, 1997, respectively;
    100,000 Shares Issued and Outstanding    ...........................       100,000        100,000
   Additional Paid-In Capital ..........................................         9,433          9,433
   Accumulated Deficit  ................................................      (369,593)      (430,587)
                                                                            ----------      ----------
      Total Stockholder's Deficit   ....................................      (260,160)      (321,154)
                                                                            ----------      ----------
      Total Liabilities and Stockholder's Deficit  .....................    $  794,558      $ 720,527
                                                                            ==========      ==========

See accompanying Notes to Financial Statements.

                     NORTHERN ELECTRIC SERVICE CORPORATION
                             DBA: NORTHERN HORIZONS
                         (A WHOLLY OWNED SUBSIDIARY OF
                   NORTHEN ELECTRIC COOPERATIVE ASSOCIATION)
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT




                                                                             Six months ended
                                                        Year ended     ----------------------------
                                                       December 31,      June 30,        June 30,
                                                           1996            1996            1997
                                                      --------------   -------------   ------------
                                                                        (unaudited)     (unaudited)
REVENUES
   Merchandising Sales  ...........................    $  339,948       $  148,777     $  81,399
   Television Programming Sales  ..................       958,551          359,910       616,174
                                                       ----------       ----------     ----------
      Total Operating Revenues   ..................     1,298,499          508,687       697,573
                                                       ----------       ----------     ----------
COST OF SALES
   Cost of Merchandising Sales   ..................       338,456          147,278        84,428
   Cost of Television Programming Sales   .........       623,532          225,822       396,342
                                                       ----------       ----------     ----------
      Total Cost of Sales  ........................       961,988          373,100       480,770
                                                       ----------       ----------     ----------
GROSS PROFIT   ....................................       336,511          135,587       216,803
                                                       ----------       ----------     ----------
OPERATING EXPENSES
   Management Services  ...........................        76,258           36,000        36,000
   Advertising and Promotion  .....................       194,326           26,672        82,521
   Other Administrative and General Expense  ......        27,066              801         2,392
   Depreciation and Amortization Expense  .........        48,167           22,958        22,814
   Interest .......................................        44,582           19,481        26,019
   Bad Debts   ....................................         8,316            1,573         2,562
   Billing and Collections ........................        22,239           12,297        16,712
   Postage  .......................................        10,204            2,160         3,415
   Outside Services  ..............................        14,720           13,870         1,741
   Meetings .......................................        11,332            6,452        20,831
   Security System Labor   ........................        97,266           33,229        70,573
   Pension  .......................................         6,620            2,172         8,027
   Telephone   ....................................        44,930           19,796         7,871
                                                       ----------       ----------     ----------
      Total Operating Expenses   ..................       606,026          197,461       301,478
                                                       ----------       ----------     ----------
OPERATING LOSS ....................................      (269,515)         (61,874)      (84,675)
OTHER INCOME
   Capital Credit Income   ........................        14,987           14,987        23,681
                                                       ----------       ----------     ----------
NET LOSS ..........................................      (254,528)         (46,887)      (60,994)
                                                       ----------       ----------     ----------
ACCUMULATED DEFICIT, BEGINNING   ..................      (115,065)        (115,065)     (369,593)
                                                       ----------       ----------     ----------
ACCUMULATED DEFICIT, ENDING   .....................    $ (369,593)      $ (161,952)    $(430,587)
                                                       ==========       ==========     ==========

See accompanying Notes to Financial Statements.

                     NORTHERN ELECTRIC SERVICE CORPORATION
                             DBA: NORTHERN HORIZONS
                         (A WHOLLY OWNED SUBSIDIARY OF
                   NORTHEN ELECTRIC COOPERATIVE ASSOCIATION)
                            STATEMENTS OF CASH FLOWS




                                                                                For the six months ended
                                                                               ---------------------------
                                                                December 31,     June 30,       June 30,
                                                                    1996           1996           1997
                                                               --------------  -------------  ------------
                                                                                (unaudited)    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Cash Received from Customers   ...........................  $ 1,350,053      $  494,941    $ 702,605
   Cash Paid to Suppliers and Employees .....................   (1,436,120)       (541,974)    (587,442)
   Interest Paid   ..........................................      (54,453)        (29,352)     (16,870)
                                                               ------------     ----------    ----------
      Net Cash Provided (Used) by Operating Activities ......     (140,520)        (76,385)      98,293
                                                               ------------     ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of Furniture and Equipment  ..................       (6,251)         (5,357)          --
   Proceeds from Sale of Fixed Assets   .....................           --             627           --
   Proceeds from Investments in Association Organizations ...        2,997           2,997        7,104
                                                               ------------     ----------    ----------
      Net Cash Provided (Used) by Investing Activities ......       (3,254)         (1,733)       7,104
                                                               ------------     ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in Checks Written in Excess of Cash  ............        3,216              --       (3,916)
   Proceeds from Issuance of Long-Term Debt   ...............      180,000         100,000           --
   Principal Payments on Long-Term Debt .....................      (90,664)        (45,239)     (46,833)
                                                               ------------     ----------    ----------
      Net Cash Provided (Used) by Financing Activities ......       92,552          54,761      (50,749)
                                                               ------------     ----------    ----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ................................................      (51,222)        (23,357)      54,648
CASH AND CASH EQUIVALENTS -- BEGINNING  .....................       51,222          51,222           --
                                                               ------------     ----------    ----------
CASH AND CASH EQUIVALENTS -- ENDING  ........................  $        --      $   27,865    $  54,648
                                                               ============     ==========    ==========
RECONCILIATON OF NET LOSS TO CASH FLOWS FROM
 OPERATING ACTIVITIES
   Net Loss  ................................................  $  (222,128)     $  (46,887)   $ (60,994)
   Adjustments to Reconcile Net Loss to Net Cash Provided by
    Operating Activities:
    Depreciation and Amortization ...........................       48,167          22,958       22,914
    Gain on Sale of Fixed Assets  ...........................           --            (285)          --
    Capital Credit Income   .................................      (14,987)        (14,987)     (23,681)
    (Increase) Decrease in Accounts Receivable   ............      (99,069)        (23,696)      34,016
    (Increase) Decrease in Resale Merchandise ...............      (43,013)           (554)      87,431
    (Increase) Decrease in Prepayments  .....................         (638)           (415)         896
    Increase (Decrease) in Accounts Payable   ...............      (11,234)         (4,392)     118,294
    Increase (Decrease) in Unearned Revenue   ...............      185,423           9,950      (28,984)
    Increase (Decrease) in Other Current Liabilities   ......       16,959         (18,077)     (51,599)
                                                               ------------     ----------    ----------
      Net Cash Provided (Used) by Operating Activities ......  $  (140,520)     $  (76,385)   $  98,293
                                                               ============     ==========    ==========

See accompanying Notes to Financial Statements.

                     NORTHERN ELECTRIC SERVICE CORPORATION
                            DBA: NORTHERN HORIZONS
                         (A WHOLLY OWNED SUBSIDIARY OF
                  NORTHERN ELECTRIC COOPERATIVE ASSOCIATION)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 Organization


     In October 1994, Northern Electric Service Corporation (NESCO) was established as a separate legal entity from Northern Electric Cooperative Association (the Parent). NESCO, d.b.a. Northern Horizons, is a for-profit Minnesota corporation. The Corporation is governed by a nine member board of directors elected by the shareholders to serve three year terms. Northern Electric Cooperative Association is the sole shareholder and is the only voting member of the corporation. As the sole shareholder the Cooperative owns 100,000 shares of NESCO stock at $1.00 per share. The Cooperative established the Corporation for the purpose of promoting the sale of Direct Broadcast Service systems and programming to members of the parent cooperative and non-members in the NESCO franchise area, which generally coincides with the parent cooperative's electric distribution territory.


 Basis of Accounting


     The Corporation prepares its financial statements on the accrual method of accounting, recognizing income when earned and expenses when incurred.


 Cash and Cash Equivalents


     Cash and cash equivalents consist of deposits held primarily in two financial institutions, as well as investments with maturities of less than three months.


 Concentration of Credit Risk


     The Company's programming services are provided primarily to customers in the geographical area covered by the parent cooperative's electric service territory. The Company does not perform credit evaluations of its customers and does not require collateral on the accounts. The Company does follow the practice of disconnecting service to those customers with balances more than forty-five days old. Historically, credit losses have not been significant; therefore, currently, no allowance for doubtful accounts is deemed necessary by management.


 Furniture and Equipment


     Furniture and equipment are recorded at original cost. Maintenance and repairs are expensed, and additions, improvements or major renewals are capitalized. Depreciation expense for 1996 was $2,346.


     Depreciation is computed using the straight-line method over its estimated useful life as follows:


                  Furniture and Equipment              5 - 10 Years


 Inventories


     Inventories are stated at the lower of moving average cost or market.


 Advertising


     Advertising costs are charged to operations when incurred. Advertising expense was $52,141 for the year ended December 31, 1996.

                     NORTHERN ELECTRIC SERVICE CORPORATION
                            DBA: NORTHERN HORIZONS
                         (A WHOLLY OWNED SUBSIDIARY OF
                  NORTHERN ELECTRIC COOPERATIVE ASSOCIATION)
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

 Income Taxes


     Northern Electric Service Corporation files a corporate tax return including only it own operating activity. The Parent is organized under the IRS rules allowing tax-exempt cooperatives and therefore is a non-taxable entity.


     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.


 Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Financial Instruments


     The carrying amounts for all financial instruments approximate fair values. The carrying amounts for cash and cash equivalents, investments, receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities.


 Interim Financial Data


     The interim financial data is unaudited; however, in management's opinion, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the interim periods.


NOTE 2 -- OTHER ASSETS


 Franchise Fee


     During 1994, the Corporation began participating, through National Rural Telecommunications Cooperative (NRTC), in Direct Broadcast Service (DBS), a program to sell direct TV programming. This technology allows subscribers to receive television programming on a small satellite dish. The franchise agreement required the Corporation to pay NRTC a committed member payment of thirty-eight dollars for each non-cabled residence and nine dollars for each cabled residence in the counties served by Northern Electric Cooperative Association (the Parent) for a total of $629,566. The franchise fees are being amortized on a straight-line basis over a fifteen year period. Accumulated amortization totaled $96,917 at December 31, 1996.


 Intangible Assets


     The Corporation incurred costs related to incorporation during its formation. The Corporation is accounting for these costs as intangible assets and is amortizing them over a fifteen year period from the date the DBS program was officially in place. Organization costs and accumulated amortization were $9,433 and $1,452, respectively, at December 31, 1996.

                     NORTHERN ELECTRIC SERVICE CORPORATION
                            DBA: NORTHERN HORIZONS
                         (A WHOLLY OWNED SUBSIDIARY OF
                  NORTHERN ELECTRIC COOPERATIVE ASSOCIATION)
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

NOTE 2 -- OTHER ASSETS  -- (Continued)

 Investments in Associated Organizations

     The Company is a member of NRTC, which obtained the rights to distribute Direct Broadcast Service (DBS) through its members. The members or owners share margins realized by NRTC, on the cooperative principle, based on programming purchased. A summary of investments in associated organizations at December 31, 1996, is as follows:



           Membership Investment in NRTC   ............   $ 1,000
           Patronage Capital Allocation in NRTC  ......    12,481
                                                          --------
              Total Investment in NRTC  ...............   $13,481
                                                          --------

NOTE 3 -- LONG-TERM DEBT




               Description                               Secured By                   1996
-----------------------------------------   -------------------------------------   ---------
Note Payable -- National Cooperative        All Personal Property, Tangible and     $539,336
 Services Corporation, variable interest     Intangible, including Inventory,
 currently at 6.25%, quarterly principal     Receivables and Equipment
 and interest payments of approximately      Guaranteed by Parent.
 $23,000; due December 2001

Note Payable -- Northern Electric           Furniture, Fixtures, Equipment,
 Cooperative Association (Parent),           Inventory, Accounts Receivble,
 variable interest at prime rate plus        Contract Rights, General
 2%, monthly principal and interest          Intangibles, and Motor Vehicles.        180,000
 payments of approximately $3,780;                                                  --------
 due December 2001.
     Total Long-Term Debt   ...................................................     $719,336
     Current Maturities  ......................................................      568,860
                                                                                    ---------
     Long-Term Debt -- Net of Current Maturities ..............................     $150,476
                                                                                    =========

     Maturity requirements by year on long-term debt are as follows:




                        Years Ending December 31,          Amount
                        --------------------------       ---------
                1997    ..............................   $568,860
                1998    ..............................     32,460
                1999    ..............................     35,680
                2000    ..............................     39,220
                2001    ..............................     43,116
                                                         ---------
                Total   ..............................   $719,336
                                                         ---------

                     NORTHERN ELECTRIC SERVICE CORPORATION
                            DBA: NORTHERN HORIZONS
                         (A WHOLLY OWNED SUBSIDIARY OF
                  NORTHERN ELECTRIC COOPERATIVE ASSOCIATION)
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

NOTE 4 -- INCOME TAXES

     The Company has available at December 31, 1996, approximately $366,350 of unused operating loss carryforwards that may be applied against future taxable income and that will expire in various years from 2009 to 2011. The $114,360 deferred tax asset that would have been recognized related to the net operating loss carryforward has been fully offset by a valuation allowance to reflect the estimated amount of deferred tax benefits which may not be utilized due to the expiration of the Company's net operating loss carryforwards. The valuation allowance increased approximately $85,800 during 1996 as the result of net operating losses generated during 1996 which may not be utilized.


NOTE 5 -- RELATED PARTY TRANSACTIONS

     The Company paid its parent, Northern Electric Cooperative Association, $72,000 in management fees for 1996. The Company also leased a vehicle from the Parent on a month-to-month lease for $679 per month, for a total paid during 1996 of approximately $5,575.


NOTE 6 -- SUBSEQUENT EVENTS

     At the date of the report on these financial statements, the Company's Board of Directors has voted to accept an offer to purchase the stock of the Company.

     As a result of this sale, the Company's general manager will receive a severance payment of $100,000 at the termination of his employment contract.

                        Report of Independent Auditors

Management
Advanced Tel-Com Systems Corporation

We have audited the accompanying balance sheet of Direct Broadcast Satellites (a division of Advanced Tel-Com Systems Corporation) (DBS) as of December 31, 1996, and the related statements of operations, changes in division equity, and cash flows for the year then ended. These financial statements are the responsibility of DBS' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Broadcast Satellites at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





                                                    Ernst & Young LLP
                                                    San Antonio, Texas

July 16, 1997

                          Direct Broadcast Satellites
             (A Division of Advanced Tel-Com Systems Corporation)

                                Balance Sheets



                                                                                December 31,      June 30,
                                                                                    1996            1997
                                                                               --------------   ------------
                                                                                                 (unaudited)
Assets
Current assets:
   Cash   ..................................................................     $   22,238     $   46,390
   Accounts receivable, net of allowance of $10,000 at December 31, 1996 and
    June 30, 1997, respectively   ..........................................        349,473        303,030
   Inventory    ............................................................        111,279          5,959
   Customer acquisition costs  .............................................        192,369        231,119
                                                                                 -----------    -----------
Total current assets  ......................................................        675,359        586,498
Equipment, at cost    ......................................................        541,836        534,790
Less accumulated depreciation  .............................................         85,969        138,842
                                                                                 -----------    -----------
                                                                                    455,867        395,948
Contract costs, net of accumulated amortization of $303,917 and $364,700 at
 December 31, 1996 and June 30, 1997, respectively  ........................        911,750        850,967
Patronage dividend receivable  .............................................         47,789         80,408
Deferred federal income taxes, net   .......................................         29,788         38,033
Deferred charge, net  ......................................................          2,630          2,067
                                                                                 -----------    -----------
                                                                                    991,957        971,475
                                                                                 -----------    -----------
Total assets    ............................................................     $2,123,183     $1,953,921
                                                                                 ===========    ===========
Liabilities and Division Equity
Current liabilities:
   Current maturities of long-term debt    .................................     $  183,333     $  183,333
   Accounts payable   ......................................................        395,510        470,741
   Accrued taxes   .........................................................         39,704         34,635
   Accrued interest   ......................................................          8,259          5,423
   Advance billings   ......................................................        406,450        431,397
   Deferred federal income taxes  ..........................................         65,405         78,506
                                                                                 -----------    -----------
Total current liabilities   ................................................      1,098,661      1,204,035
Long-term debt, net of current maturities  .................................        366,667        183,334
Division equity    .........................................................        657,855        566,552
                                                                                 -----------    -----------
Total liabilities and division equity   ....................................     $2,123,183     $1,953,921
                                                                                 ===========    ===========

See accompanying notes.

                          Direct Broadcast Satellites
             (A Division of Advanced Tel-Com Systems Corporation)

                           Statements of Operations



                                                                            Six months ended
                                                       Year ended     ----------------------------
                                                      December 31,      June 30,        June 30,
                                                          1996            1996            1997
                                                     --------------   -------------   ------------
                                                                       (unaudited)     (unaudited)
Operating revenues:
   Lease and maintenance revenue   ...............    $  117,358       $   46,164     $  66,136
   Satellite sales and installation   ............       473,642          140,314       329,485
   Programming   .................................     2,444,796        1,021,162     1,670,696
   Uncollectible revenues    .....................       (76,201)         (23,855)      (25,958)
                                                      ----------       ----------     ----------
Total operating revenues  ........................     2,959,595        1,183,785     2,040,359
Operating expenses:
   Cost of goods sold  ...........................       408,238          126,506       275,435
   Plant-specific operations    ..................        20,938            6,966         8,097
   Plant-nonspecific operations    ...............       250,274          102,964       153,288
   Customer operations    ........................       537,940          188,508       575,032
   Corporate operations   ........................       112,624           53,568        66,739
   Programming   .................................     1,557,993          611,933     1,086,092
   Operating taxes  ..............................         2,180               --         3,000
                                                      ----------       ----------     ----------
Total operating expenses  ........................     2,890,187        1,090,445     2,167,683
                                                      ----------       ----------     ----------
Income (loss) from operations   ..................        69,408           93,340      (127,324)
Other expenses (income):
   Interest expense    ...........................        50,676           27,652        19,937
   Other, net    .................................       (39,787)         (46,268)      (46,328)
                                                      ----------       ----------     ----------
Income (loss) before federal income taxes   ......        58,519          111,956      (100,933)
Federal income tax provision (benefit):
   Current    ....................................       (36,386)          38,059       (39,173)
   Deferred   ....................................        56,282               --         4,856
                                                      ----------       ----------     ----------
                                                          19,896           38,059       (34,317)
                                                      ----------       ----------     ----------
   Net income (loss)   ...........................    $   38,623       $   73,897     $ (66,616)
                                                      ==========       ==========     ==========

See accompanying notes.

                          Direct Broadcast Satellites
             (A Division of Advanced Tel-Com Systems Corporation)

                    Statement of Changes in Division Equity


Balance at December 31, 1995    ..............................    $ 552,864
   Net income    .............................................       38,623
   Equity contributions, net    ..............................       66,368
                                                                  ---------
Balance at December 31, 1996    ..............................      657,855
   Net loss (unaudited)   ....................................      (66,616)
   Return of equity, net (unaudited)  ........................      (24,687)
                                                                  ---------
Balance at June 30, 1997 (unaudited)  ........................    $ 566,552
                                                                  =========

See accompanying notes.

                          Direct Broadcast Satellites
             (A Division of Advanced Tel-Com Systems Corporation)

                           Statements of Cash Flows



                                                                                       Six months ended
                                                                  Year ended     ----------------------------
                                                                 December 31,      June 30,        June 30,
                                                                     1996            1996            1997
                                                                --------------   -------------   ------------
                                                                                  (unaudited)     (unaudited)
Operating Activities
Net income (loss)  ..........................................    $   38,623       $   73,897     $ (66,616)
Adjustments to reconcile net income to net cash provided
 by operating activities:
   Loss on sale of equipment   ..............................            --               --         7,420
   Depreciation and amortization  ...........................       194,811           89,743       319,185
   Deferred federal income tax provision   ..................        56,282               --         4,856
   Provision for bad debts  .................................        76,201               --        25,958
   Changes in current assets and current liabilities   ......        91,084           30,683       (26,201)
   Changes in other assets  .................................       (35,662)         (36,789)      (32,056)
                                                                 ----------       ----------     ----------
Net cash provided by operating activities  ..................       421,339          157,534       232,546
Investing Activities
Cash proceeds from sale of equipment ........................            --               --         2,679
Additions to equipment, net    ..............................      (333,965)        (167,742)       (3,053)
                                                                 ----------       ----------     ----------
Net cash used in investing activities   .....................      (333,965)        (167,742)         (374)
Financing Activities
Payments on long-term debt  .................................      (183,333)        (183,333)     (183,333)
Equity contributions (return), net   ........................        66,368          189,714       (24,687)
                                                                 ----------       ----------     ----------
Net cash provided by (used in) financing activities    ......      (116,965)           6,381      (208,020)
                                                                 ----------       ----------     ----------
Net increase (decrease) in cash   ...........................       (29,591)          (3,827)       24,152
Cash at beginning of period    ..............................        51,829           51,829        22,238
                                                                 ----------       ----------     ----------
Cash at end of period    ....................................    $   22,238       $   48,002     $  46,390
                                                                 ==========       ==========     ==========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
   Interest  ................................................    $   53,400       $   30,531     $  22,773
   Income taxes    ..........................................        34,200           17,117            --

See accompanying notes.

                          Direct Broadcast Satellites
             (A Division of Advanced Tel-Com Systems Corporation)

                         Notes to Financial Statements
                               December 31, 1996


1. Organization and Significant Accounting Policies


 Basis of Presentation


     Direct Broadcast Satellites (DBS) is an operating division of Advanced Tel-Com Systems Corporation (Advanced), a Texas corporation. Advanced is a wholly owned subsidiary of Kerrville Communications Corporation, Inc. (Communications). DBS provides direct broadcast satellite television services in Kerrville, Texas and its surrounding area.


 Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


 Equipment


     Equipment consists primarily of satellite equipment available for leasing. These satellites are depreciated using the straight-line method over the satellites' estimated useful lives of five years. These satellites are leased to customers on a month-to-month basis.


 Inventory


     Inventory consists primarily of satellite equipment and is carried at the lower of cost or market, with costs determined on an average cost method.


 Customer Acquisition Costs


     DBS incurs certain costs to obtain new subscribers to its direct satellite television system. These costs are commissions paid to agents and employees for acquiring new customers and selling equipment, and promotional coupons redeemed by customers. The deferred costs are amortized over a one-year period.


 Advertising Costs


     DBS expenses advertising costs as incurred. Advertising expense was approximately $107,000 for 1996.


 Contract Costs


     Contract costs consist of the amount paid to the National Rural Telephone Cooperative, Inc. (NRTC) for DBS' participation in NRTC's program to provide satellite feed television programming. Under the terms of the NRTC contract, DBS acquired the rights to distribute such television services to 16 rural Texas counties. The services began in July 1994, at which time these contract costs began to be amortized over the agreement's term of ten years.


 Federal Income Taxes


     Advanced is a member of an affiliated group electing to file on a consolidated basis as defined by federal income tax regulations and, as such, the taxable income of Advanced is included in the consolidated tax return of Communications. Under an informal tax sharing agreement, members of the Communications consolidated group with taxable income are charged with the amount of income taxes as if they filed separate federal income tax returns, and members providing deductions and credits which result in income tax savings are allocated credits for such savings. These financial statements include DBS' share of the Advanced federal income taxes allocated based on DBS' operating results.

                          Direct Broadcast Satellites
             (A Division of Advanced Tel-Com Systems Corporation)

                 Notes to Financial Statements  -- (Continued)

                               December 31, 1996

1. Organization and Significant Accounting Policies  -- (Continued)

 Federal Income Taxes -- (continued):

     The provision for federal income taxes includes taxes currently payable and those deferred due to temporary differences between the financial statement and tax bases of assets and liabilities. These differences result from the use of different accounting methods for financial and tax reporting purposes with respect principally to depreciation and amortization of intangibles.

 Statement of Cash Flows

     In order to determine net cash provided by operating activities, net income has been adjusted by, among other things, changes in current assets and current liabilities, excluding changes in cash and current maturities of long-term debt. Those changes, shown as an (increase) decrease in current assets and an increase (decrease) in current liabilities for the year ended December 31, 1996, are as follows:


   Receivables  .............................................    $  (248,341)
   Inventory    .............................................         36,381
   Payables and accrued liabilities  ........................        184,413
   Advance billings   .......................................        311,000
   Customer acquisition costs  ..............................       (192,369)
                                                                 -----------
   Changes in current assets and current liabilities   ......    $    91,084
                                                                 ===========

2. Related Party Transactions

     Advanced and Kerrville Telephone Company (Kerrville), a wholly owned subsidiary of Communications, have a service agreement whereby Kerrville provides general management, financial, selling, maintenance, installation, and other services to Advanced. Charges under this agreement allocated to DBS were approximately $313,200 during 1996.

3. Long-Term Debt

     Long-term debt of Advanced relating to DBS at December 31, 1996 is summarized below:


   Note payable due Norwest Bank, 8.19%, due in annual principal installments of $183,333 and quarterly interest payments to April 1999, secured by property, equipment, future
    contracts, and accounts receivable related thereto  .................................   $ 550,000
   Less current maturities   ............................................................     183,333
                                                                                            ----------
   Long-term debt, net of current maturities   ..........................................   $ 366,667
                                                                                            ==========

     Scheduled maturities of long-term debt for the years ending December 31, 1997 through 1999 are $183,333 annually.

     Under its loan agreements, Advanced is restricted from paying cash dividends in excess of 50% of prior year's net income. The agreements also contain covenants restricting additional borrowings, mergers, transfer of stock, transactions with affiliates, and sale or transfer of substantial parts of its assets.

                          Direct Broadcast Satellites
             (A Division of Advanced Tel-Com Systems Corporation)

                 Notes to Financial Statements  -- (Continued)

                               December 31, 1996

4. Income Taxes

     The components of DBS' net deferred tax liability are as follows at December 31, 1996:


   Gross deferred tax liabilities   ..........................   $ 70,059
   Gross deferred tax assets  ................................     34,442
                                                                 ---------
   Net deferred tax liability    .............................   $ 35,617
                                                                 =========

5. Principal Supplier

     The NRTC is the principal supplier of satellite programming services and equipment.

6. Subsequent Event

     In July 1997, Communications sold the assets of DBS to Pegasus Communications Corporation for approximately $14.9 million in cash.

                          INDEPENDENT AUDITORS'REPORT




Board of Trustees
Suwannee Valley Satellite, Inc.
Live Oak, Florida

We have audited the accompanying balance sheet of Suwannee Valley Satellite, Inc. as of December 31, 1996, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Suwannee Valley Satellite, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying balance sheet of Suwannee Valley Satellite, Inc. as of April 30, 1997, and the related statements of income and retained earnings, and cash flows for the four months ended April 30, 1997, and April 30, 1996, were not audited by us and, accordingly, we do not express an opinion on them.





Bolinger, Segars, Gilbert & Moss, L.L.P.
Certified Public Accountants
Lubbock, Texas





February 7, 1997

                        SUWANNEE VALLEY SATELLITE, INC.

                                BALANCE SHEETS



                                                                    December 31,     April 30,
                                                                        1996            1997
                                                                   --------------   ------------
                                                                                     (unaudited)
                                        ASSETS
PLANT AT COST
   Property, Plant, & Equipment   ..............................    $    78,056     $  76,739
                                                                    -----------     ----------
                                                                         78,056        76,739
   Less: Accumulated Provision for Depreciation  ...............         41,664        44,444
                                                                    -----------     ----------
                                                                         36,392        32,295
                                                                    -----------     ----------
OTHER PROPERTY AND INVESTMENTS - AT COST OR STATED VALUE
   Patronage Capital From Associated Coop.    ..................         29,262        29,262
   Start Up & Organizational Cost (Net of Amortization)   ......         64,042        55,779
   Franchise Costs (Net of Amortization)   .....................        563,585       544,629
                                                                    -----------     ----------
                                                                        656,889       629,670
                                                                    -----------     ----------
CURRENT ASSETS
   Cash - General  .............................................        152,170       131,582
   Accounts Receivable   .......................................         99,350        85,967
   Materials and Supplies   ....................................         81,246        25,518
   Other Current and Accrued Assets  ...........................            429           787
                                                                    -----------     ----------
                                                                        333,195       243,854
                                                                    -----------     ----------
DEFERRED CHARGES   .............................................         24,383        30,217
                                                                    -----------     ----------
                                                                    $ 1,050,859     $ 936,036
                                                                    ===========     ==========
                            EQUITIES AND LIABILITIES
EQUITIES
   Common Stock    .............................................    $     1,000     $   1,000
   Retained Earnings  ..........................................       (209,603)     (282,957)
                                                                    -----------     ----------
                                                                       (208,603)     (281,957)
                                                                    -----------     ----------
LONG-TERM DEBT
   Notes Payable - SVEC  .......................................        800,000            --
   Notes Payable - CoBank   ....................................             --       825,104
                                                                    -----------     ----------
                                                                        800,000       825,104
                                                                    -----------     ----------
POSTRETIREMENT BENEFIT OBLIGATION    ...........................          1,900         1,644
                                                                    -----------     ----------
CURRENT LIABILITIES
   Accounts Payable - SVEC  ....................................        107,132       124,236
   Accounts Payable - Other    .................................        131,281        84,496
   Accrued Interest   ..........................................         41,419        14,896
   Consumer Deposits  ..........................................          2,250         3,750
   Other Current Liabilities   .................................         42,415        32,315
   Accrued Employee Compensated Absences   .....................         10,553         1,344
                                                                    -----------     ----------
                                                                        335,050       261,037
                                                                    -----------     ----------
DEFERRED CREDITS   .............................................        122,512       130,208
                                                                    -----------     ----------
                                                                    $ 1,050,859     $ 936,036
                                                                    ===========     ==========

                See accompanying notes to financial statements.

                        SUWANNEE VALLEY SATELLITE, INC.

                  STATEMENTS OF INCOME AND RETAINED EARNINGS



                                                                                 Four months ended
                                                             Year ended     ----------------------------
                                                            December 31,      April 30,      April 30,
                                                                1996            1996            1997
                                                           --------------   -------------   ------------
                                                                             (unaudited)     (unaudited)
OPERATING REVENUES
   Sales of Programming   ..............................    $ 1,108,563      $  302,814     $ 470,941
   Sales of Dishes and Installation Fees    ............         90,235          59,743        45,071
   Sales of Materials & Magazines  .....................         25,874           8,599         8,567
   Service Fees  .......................................          3,600              --         1,305
   Other Satellite Revenue   ...........................          2,711              --         1,391
                                                            -----------      ----------     ----------
      Total Operating Revenue   ........................      1,230,983         371,156       527,275
                                                            -----------      ----------     ----------
COST OF SALES
   Cost of Programming    ..............................        555,334         140,184       240,225
   Cost of Dishes and Installations   ..................        141,612          56,921        90,869
   Cost of Materials & Magazines   .....................         19,467           6,699         6,797
   Cost of Service Calls  ..............................          4,902             482           650
                                                            -----------      ----------     ----------
      Total Cost of Sales    ...........................        721,315         204,286       338,541
                                                            -----------      ----------     ----------
GROSS PROFIT  ..........................................        509,668         166,870       188,734
                                                            -----------      ----------     ----------
OPERATING EXPENSES
   Operations    .......................................         10,045           4,135         4,885
   Consumer Accounts   .................................        223,631          37,059       113,703
   Selling Expense  ....................................         46,838          18,983        14,586
   Administrative and General   ........................         98,887          19,088        62,063
   Depreciation and Amortization   .....................         94,022          30,856        30,602
   Taxes   .............................................          2,662              --         6,411
   Other Interest   ....................................             27              --            --
                                                            -----------      ----------     ----------
      Total Operating Expenses  ........................        476,112         110,121       232,250
                                                            -----------      ----------     ----------
OPERATING MARGINS - BEFORE FIXED CHARGES    ............         33,556          56,749       (43,516)
FIXED CHARGES
   Interest on Long-Term Debt   ........................         41,419              --        29,345
                                                            -----------      ----------     ----------
OPERATING MARGINS (DEFICIT) - AFTER FIXED CHARGES                (7,863)         56,749       (72,861)
   Capital Credits  ....................................         20,795              --            --
                                                            -----------      ----------     ----------
NET OPERATING MARGINS  .................................         12,932          56,749       (72,861)
                                                            -----------      ----------     ----------
NONOPERATING MARGINS
   Gain (Loss) from Disposition of Property    .........           (192)             --          (493)
                                                            -----------      ----------     ----------
NET MARGINS   ..........................................         12,740          56,749       (73,354)
RETAINED EARNINGS (DEFICIT) - BEGINNING OF PERIOD ......       (222,343)       (222,343)     (209,603)
                                                            -----------      ----------     ----------
RETAINED EARNINGS (DEFICIT) - END OF PERIOD ............    $  (209,603)     $ (165,594)    $(282,957)
                                                            ===========      ==========     ==========

                See accompanying notes to financial statements.

                        SUWANNEE VALLEY SATELLITE, INC

                           STATEMENTS OF CASH FLOWS



                                                                                       Four months ended
                                                                   Year ended     ----------------------------
                                                                  December 31,      April 30,      April 30,
                                                                      1996            1996            1997
                                                                 --------------   -------------   ------------
                                                                                   (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Margins   .............................................   $     12,740      $   56,749     $ (73,354)
   Adjustments to Reconcile Net Income (Loss) to Net Cash Pro-
    vided by Operating Activities
      Depreciation and Amortization   ........................         97,230          33,845        30,602
      Capital Credits - Non-cash   ...........................        (20,795)             --            --
      Accounts Receivable    .................................        (43,545)        (19,863)       13,383
      Materials and Supplies    ..............................         (7,443)         54,340        55,728
      Other Current Assets   .................................             26             260          (358)
      Deferred Charges    ....................................        (23,101)          1,282        (5,834)
      Accounts Payable and Other Current Liabilities    ......        267,033          17,109       (74,013)
      Accumulated Provision - Pensions & Benefits    .........          1,900              --        (1,352)
      Deferred Credits    ....................................         86,305          19,828         7,696
                                                                 ------------      ----------     ----------
         Net Cash Provided (Used) by Operating Activities   .         370,350         163,550       (47,502)
                                                                 ------------      ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to Utility Plant   ..............................        (10,621)          1,030         1,317
   Salvage Value of Retirements and Other Credits    .........            400              --            --
   Net Loss on Retirement of Plant    ........................            193              --           493
   Other Property and Investments  ...........................          4,159              --            --
                                                                 ------------      ----------     ----------
         Net Cash Provided by (Used in) Investing Activities           (5,869)          1,030         1,810
                                                                 ------------      ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Advances on Line of Credit   ..............................        800,000              --      (800,000)
   Proceeds From Long-Term Debt, Net  ........................             --              --       825,104
   Other Equities   ..........................................     (1,144,713)       (185,264)           --
                                                                 ------------      ----------     ----------
         Net Cash Provided by (Used in) Financing Activities         (344,713)       (185,264)       25,104
                                                                 ------------      ----------     ----------
INCREASE (DECREASE) IN CASH  .................................         19,768         (20,684)      (20,588)
CASH - BEGINNING OF PERIOD   .................................        132,402         132,402       152,170
                                                                 ------------      ----------     ----------
CASH - END OF PERIOD   .......................................   $    152,170      $  111,718     $ 131,582
                                                                 ============      ==========     ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the period for:
      Interest on Long-Term Debt   ...........................   $          0      $        0     $  55,868
                                                                 ============      ==========     ==========
      Income Taxes  ..........................................   $          0      $        0     $       0
                                                                 ============      ==========     ==========

                See accompanying notes to financial statements.

                        SUWANNEE VALLEY SATELLITE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of Operations and Summary of Significant Accounting Policies

 Nature of Operations

     Suwannee Valley Satellite, Inc. (SVS), is a for-profit corporation which distributes direct broadcast television services to subscribers in its franchised television geographical service area in north central Florida, headquartered in Live Oak, Florida.

     Suwannee Valley Electric Cooperative, Inc. owns all the issued and outstanding stock of the company.

 Inventories

     Materials and supplies inventories are valued at average unit cost.

 Recognition of Income

     Direct television programming revenues are billed in advance and are recognized when earned. Unearned amounts are classified as deferred credits in these financial statements.

 Group Concentration of Credit Risk

     The company's headquarters facility is located in Live Oak, Florida. The service area includes members located in an area which extends around the city of Live Oak, Florida. SVS records a receivable for revenues as billed on a monthly basis. SVS requires a deposit from most of its members, which is applied to unpaid bills and fees in the event of default. The deposit accrues interest and is returned periodically. As of December 31, 1996, deposits on hand totaled $2,250.

     The cash balances maintained by the company are insured by the Federal Deposit Insurance Corporation up to $100,000 per each banking institution where deposits are held. At December 31, 1996, the cash balances exceeded insured limits.

 Patronage Capital Certificates

     Patronage capital from associated companies are recorded at the stated amount of the certificate.

 Income Taxes

     SVS is a for-profit taxable corporation. Due to net operating loss carryforwards, the current provision for income taxes is $0. Tax assets or liabilities are not significant.

 Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Assets Pledged

     All assets are pledged as security for the long-term debt due RUS and the National Rural Utilities Cooperative Finance Corporation (CFC).

                        SUWANNEE VALLEY SATELLITE, INC.

3. Property and Equipment

     The major classes of plant in service are as follows:

            Structures and Improvements             $ 34,627
            Computer Equipment                         7,064
            Transportation Equipment                  16,487
            Communication Equipment                   19,878
                                                    ---------
                                                    $ 78,056
                                                    =========

     Provision for depreciation on nonelectric plant, property and equipment is computed using the double-declining balance method as follows:

            Structures and Improvements              5 years
            Computer Equipment                       7 years
            Transportation Equipment                 5 years
            Communication Equipment                  7 years

     Depreciation for the year ended December 31, 1996 was $15,572, of which $12,364 was charged to depreciation expense, and $3,208 allocated to other accounts.

4. Other Property and Investments

     Other property and investments consisted of the following at December 31, 1996:


            Investments in Associated Organizations
              NRTC - Patronage Capital                   $   29,262
                                                         ----------
            Start Up and Organizational Cost
              Original Cost                              $  123,953
              Amortization                                  (59,911)
                                                         ----------
                                                         $   64,042
                                                         ----------
            Franchise Cost
              Original Cost                              $  701,014
              Amortization                                 (137,429)
                                                         ----------
                                                         $  563,585
                                                         ----------
                                                         $  656,889
                                                         ==========

The company expensed amortization costs of $81,658 in 1996.

5. Deferred Charges

     Deferred charges consist of installation rebates totaling $24,383 at December 31, 1996.

6. Deferred Credits

     Deferred credits represent direct television revenues billed in advance totaling $122,512 at December 31, 1996.


7. Pension Benefits

     Pension benefits for substantially all employees of the company are provided through the National Rural Electric Cooperative Association (NRECA) Retirement and Security Program, a defined benefit plan qualified under section 401 and tax-exempt under section 501(a) of the Internal Revenue Code.

                        SUWANNEE VALLEY SATELLITE, INC.

7. Pension Benefits  -- (Continued)

     The company makes contributions to the plan equal to the amounts accrued for pension expense. In this multi-employer plan, which is available to all member cooperatives of NRECA, the accumulated benefits and plan assets are not determined or allocated separately by individual employers. Effective, July 1, 1987, NRECA declared a moratorium which suspended employer contributions due to the plan's funding limitations. In November, 1994, the moratorium was lifted and contributions were required to April 1995 when the moratorium was reinstated. The moratorium was once again lifted in October 1996.

     The NRECA Savings Plan, a defined contribution plan, has also been made available to employees of the company. Contributions by the company match employee contributions up to 3 percent.

     The cost to the company for these plans for the year ended December 31, 1996 was $502.

8. Benefits to Retirees

     Retirees between the age of 62 and 65 are allowed to continue in the company's group health insurance plan and are required to reimburse the company for one-half of the premium. Upon reaching age 65, retirees are responsible for the entire premium if they continue to participate in the plan.

     Effective in 1995, the company adopted FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pension." Adoption of this statement does not materially affect the financial statements. Statement 106 requires that the cost of postretirement medical benefits be recognized on the accrual basis as employees render service to earn the benefit. The company elected to recognize the net transition obligation of $1,600 in 1995.

     Annual service and interest cost for 1996 was $300.

9. Related Party Transactions

     During 1996, the company executed a note payable to Suwannee Valley Electric Cooperative, Inc. totaling $800,000 payable upon demand. The note bears interest at a variable rate based on the National Rural Utilities Cooperative Finance Corporation's 30-day commercial paper rates. This rate was 5.55% at December 31, 1996. The company intends to refinance the note with CoBank in 1997.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
ViewStar Entertainment Services, Inc.:

We have audited the accompanying balance sheet of VIEWSTAR ENTERTAINMENT SERVICES, INC. (a Georgia corporation) as of December 31, 1996 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViewStar Entertainment Services, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




Arthur Andersen LLP


Atlanta, Georgia
April 18, 1997 (except with respect
to Note 10, as to which the date is
September 15, 1997)

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                                BALANCE SHEETS




                                                                        December 31,       June 30,
                                                                            1996             1997
                                                                       --------------   ---------------
                                                                                          (unaudited)
                                                                 ASSETS
CURRENT ASSETS:
   Cash and cash equivalents    ....................................   $    182,181      $    186,960
   Accounts receivable:
    Trade, net of allowance for doubtful accounts of $8,666 and
      $7,496 at December 31, 1996 and June 30, 1997, respectively .         207,800           185,370
    Other  .........................................................         11,987             7,860
    Deferred promotional costs  ....................................         68,984           104,804
    Prepaid expenses and other  ....................................         51,530             9,077
   Inventory  ......................................................         27,938            55,604
                                                                       ------------      ------------
      Total current assets   .......................................        550,420           549,675
                                                                       ------------      ------------
PROPERTY AND EQUIPMENT, at cost:
   Furniture and equipment   .......................................        129,478           131,717
   Rental satellite systems equipment    ...........................         42,651            40,092
   Service vehicles    .............................................         28,913            28,913
   Leasehold improvements    .......................................         17,260            17,260
                                                                       ------------      ------------
                                                                            218,302           217,982
   Less accumulated depreciation   .................................        (99,102)         (128,073)
                                                                       ------------      ------------
      Property and equipment, net  .................................        119,200            89,909
                                                                       ------------      ------------
CONTRACT RIGHTS AND OTHER ASSETS (Note 2)   ........................      1,512,298         1,453,142
                                                                       ------------      ------------
      Total assets  ................................................   $  2,181,918      $  2,092,726
                                                                       ============      ============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Notes payable    ................................................   $    493,963      $    434,061
   Accounts payable    .............................................        166,420           254,020
   Accrued liabilities    ..........................................        147,714           104,640
   Unearned revenue    .............................................        299,505           330,685
   Other   .........................................................         88,844            40,498
                                                                       ------------      ------------
      Total liabilities   ..........................................      1,196,446         1,163,904
                                                                       ------------      ------------
DEFERRED CREDITS    ................................................         43,007            67,291
                                                                       ------------      ------------
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' EQUITY:
   Common stock, no par value; 1,000,000 shares authorized and
    641,680 shares issued and outstanding   ........................      2,037,525         2,037,525
   Retained deficit ................................................     (1,095,060)       (1,175,994)
                                                                       ------------      ------------
      Total stockholders' equity   .................................        942,465           861,531
                                                                       ------------      ------------
      Total liabilities and stockholders' equity  ..................   $  2,181,918      $  2,092,726
                                                                       ============      ============

       The accompanying notes are an integral part of this balance sheet.

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                           STATEMENTS OF OPERATIONS




                                                                   Six months ended
                                              Year ended     ----------------------------
                                             December 31,      June 30,        June 30,
                                                 1996            1996            1997
                                            --------------   -------------   ------------
                                                              (unaudited)     (unaudited)
REVENUES:
   Programming   ........................    $ 2,100,927      $  939,128    $1,372,248
   Equipment and installation   .........        308,082         160,059       151,702
   Other   ..............................         14,779          11,081         2,684
                                             -----------      ----------     ----------
      Total revenues   ..................      2,423,788       1,110,268     1,526,634
                                             -----------      ----------     ----------
COST OF REVENUES:
   Programming   ........................        987,379         416,209       614,872
   Equipment and installation   .........        250,347         124,360       143,660
   Service fees  ........................        280,771         139,395       183,718
                                             -----------      ----------     ----------
      Total cost of revenues    .........      1,518,497         679,964       942,250
                                             -----------      ----------     ----------
GROSS PROFIT  ...........................        905,291         430,304       584,384
                                             -----------      ----------     ----------
OPERATING EXPENSES:
   General and administrative   .........        694,718         309,450       240,323
   Sales and marketing    ...............        255,540          81,407       297,227
   Depreciation and amortization   ......        226,963         112,160       112,411
                                             -----------      ----------     ----------
      Total operating expenses  .........      1,177,221         503,017       649,961
                                             -----------      ----------     ----------
OPERATING LOSS   ........................       (271,930)        (72,713)      (65,577)
                                             -----------      ----------     ----------
OTHER INCOME (EXPENSE):
   Interest expense    ..................        (76,848)        (39,784)      (24,750)
   Loss on sale of rental units    ......        (36,339)             --        (1,281)
   Other   ..............................          9,246          37,615        10,674
                                             -----------      ----------     ----------
                                                (103,941)         (2,169)      (15,357)
                                             -----------      ----------     ----------
NET LOSS   ..............................    $  (375,871)     $  (74,882)    $ (80,934)
                                             ===========      ==========     ==========

         The accompanying notes are an integral part of this statement.

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY



                                                    Common Stock
                                              ------------------------      Retained
                                               Shares        Amount         Earnings           Total
                                              ---------   ------------   ---------------   -------------
BALANCE, December 31, 1995  ...............   508,340     $1,537,525      $   (719,189)     $  818,336
 Conversion of note (Note 3)   ............   133,340        500,000                 0         500,000
 Net loss    ..............................         0              0          (375,871)       (375,871)
                                              --------    -----------     ------------      ----------
BALANCE, December 31, 1996  ...............   641,680      2,037,525        (1,095,060)        942,465
 Net loss (unaudited)    ..................         0              0           (80,934)        (80,934)
                                              --------    -----------     ------------      ----------
BALANCE, June 30, 1997 (unaudited)   ......   641,680     $2,037,525      $ (1,175,994)     $  861,531
                                              ========    ===========     ============      ==========

         The accompanying notes are an integral part of this statement.

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                           STATEMENTS OF CASH FLOWS




                                                                                              Six months ended
                                                                         Year ended     ----------------------------
                                                                        December 31,      June 30,        June 30,
                                                                            1996            1996            1997
                                                                       --------------   -------------   ------------
                                                                                         (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss  .........................................................    $ (375,871)      $ (74,882)      $ (80,934)
                                                                        ----------       ---------       ---------
 Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation and amortization   .................................       226,963         112,160         112,411
   Loss on sale of rental units    .................................        36,339              --           1,281
   Changes in operating assets and liabilities:
    Accounts receivable, net    ....................................      (103,090)        (43,556)         22,430
    Inventory    ...................................................        96,767          80,463         (27,666)
    Other current assets  ..........................................       (46,371)          4,818          10,760
    Accounts payable   .............................................       135,759          41,742          87,600
    Accrued liabilities and other  .................................        (6,329)        (23,977)        (93,342)
    Unearned revenue   .............................................       199,405           3,667          31,180
                                                                        ----------       ---------       ---------
      Total adjustments   ..........................................       539,443         175,317         144,654
                                                                        ----------       ---------       ---------
      Net cash provided by operating activities   ..................       163,572         100,435          63,720
                                                                        ----------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment  ..............................       (44,485)        (30,135)            961
                                                                        ----------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long term debt   ....................................       (17,464)             --         (59,902)
                                                                        ----------       ---------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS   ........................       101,623          70,300           4,779
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD    .........................................................        80,558          80,558         182,181
                                                                        ----------       ---------       ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD  ........................    $  182,181       $ 150,858       $ 186,960
                                                                        ==========       =========       =========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest   ..........................................    $   51,308       $  27,901       $  25,831
                                                                        ==========       =========       =========
 Cash paid for taxes   .............................................    $      500       $     500       $     750
                                                                        ==========       =========       =========
NONCASH TRANSACTIONS:
 Conversion of note (Note 3)    ....................................    $  500,000       $      --       $      --
                                                                        ==========       =========       =========
 Noncash patronage dividend (Note 2)  ..............................    $   29,856       $  29,856       $  24,284
                                                                        ==========       =========       =========

         The accompanying notes are an integral part of this statement.

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996


1. THE COMPANY


     ViewStar Entertainment Services, Inc. ("ViewStar" or the "Company") is a full-service provider of direct broadcast satellite ("DBS") service to approximately 4,900 customers in eight counties in North Georgia. The Company was incorporated in Georgia on August 12, 1993 and began marketing its services in July 1994. Through a contracted agreement with the National Rural Telecommunications Cooperative ("NRTC"), ViewStar has the exclusive right to market and distribute DirecTv's (a subsidiary of Hughes Aircraft) satellite programming services to the eight-county area for a period of ten years or the life of the DirecTv satellite, whichever is longer. The life of the satellite is currently estimated to be 15 years.


     The Company has experienced operating losses since its inception as a result of efforts to build its customer base and develop its operations. The Company expects to continue to focus on developing its operations while continuing to expand its market penetration. While the Company has achieved positive cash flows from operations during 1996, there are risks associated with the Company's growth plans and its ability to continue to generate positive cash flows from operations and achieve or sustain profitability.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Estimates and Assumptions


     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Source of Supplies


     As a distributor of DirecTv services, the Company relies on DirecTv for programming services. Further, the NRTC provides its members certain services, such as billing, centralized payment processing, and promotions. Any disruption of these services could have an adverse effect on the operating results of the Company.


     Concentration of Credit Risk


     Concentration of credit risk with respect to accounts receivable is limited due to the large number of subscribers comprising the customer base. The Company's risk of loss is also limited due to advance billings to customers for monthly programming services. As a result, at December 31, 1996, management does not believe that any significant concentration of credit risk exists.


     Inventories


     The Company maintains inventories consisting of Digital Satellite Systems ("DSS(R)") equipment and related accessories. The inventories are stated at the lower of cost or market, determined generally by the average cost method, which approximates the first-in, first-out ("FIFO") method.


     Deferred Promotional Costs


     Deferred promotional costs consist of costs related to a subscriber rebate program sponsored by DirecTv. Effective September 1, 1996, DirecTv introduced a national marketing program offering new purchasers of DSS(R) equipment a $200 cash rebate, called the cash back offer rebate. To be eligible, a buyer must subscribe to and pay for one year's worth of programming in advance. The Company has elected to defer these costs and is amortizing these expenses over the life of the buyer's one-year contract.

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                               DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     Deferred Promotional Costs (continued)

     ViewStar had 407 of these customers, with gross rebate costs of $81,400, of which $12,416 was amortized during the year. In addition, as a part of this program, ViewStar receives $1 per month for up to five years from the NRTC for each subscriber whose account remains active. These amounts are included as a reduction of sales and marketing expense in the accompanying statement of operations when earned.

     Property and Equipment

     Property and equipment are stated at cost. ViewStar capitalizes major property additions and expenses maintenance and repairs which do not extend the useful lives of these assets. Depreciation for property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from three to five years. Depreciation expense for the year was $59,893. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in current earnings.

     Depreciation is computed for financial reporting purposes based on the following lives:


           Furniture and equipment                        Three to five years
           Rental satellite systems equipment             Five years
           Service vehicles                               Three years
           Leasehold improvements                         Three years

     Contract Rights and Other Assets

     Contract rights and other assets consist of the following at December 31, 1996:


            Contract rights   ...........................    $1,573,409
            Organization costs   ........................       309,930
                                                             ----------
                                                              1,883,339
            Accumulated amortization   ..................      (417,200)
                                                             ----------
                                                              1,466,139
            NRTC patronage capital  .....................        43,007
            Other    ....................................         3,152
                                                             ----------
                                                             $1,512,298
                                                             ==========

     Contract Rights

     In 1993, the Company acquired from the NRTC the exclusive right to market and distribute DirecTv services to households and commercial establishments in the following eight counties located in northern Georgia: Banks, Bartow, Dawson, Gordon, Hall, Habersham, Lumpkin, and Pickens. The Company acquired these rights for a purchase price of $1,573,409 and for a period of ten years or the life of the current satellite, whichever is longer. Contract rights are being amortized over 15 years, the estimated useful life of the satellite (Note
1) operated by DirecTv which provides service under the related contracts. Amortization expense, included in depreciation and amortization in the accompanying statement of operations, for the year ended December 31, 1996 was $104,894.

     Organization Costs

     All costs incurred prior to the commencement of operations on July 1, 1994 have been capitalized on the balance sheet as organization costs and are being amortized over five years. Amortization expense, included in depreciation and amortization in the accompanying statement of operations, for the year ended December 31, 1996 was $62,176.

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                               DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     NRTC Patronage Capital

     ViewStar is an affiliate member of the NRTC (Note 9). While affiliate members have no vote, they do have an ownership interest in the NRTC in proportion to their prior patronage. NRTC patronage capital represents the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash and the remaining 80% is distributed in the form of noncash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. Noncash patronage capital is included in other assets. The Company has also deferred the recognition of income from the noncash portion of the patronage dividend until it is realized. Accordingly, this amount is recorded in deferred credits in the accompanying balance sheet.

     Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes that the long-lived assets in the accompanying balance sheet are appropriately valued.

     Income Taxes

     Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

     Stock-Based Compensation Plans

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). In 1996, the Company adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

     Advertising Costs

     The Company expenses all advertising costs as incurred.

     Revenue Recognition

     ViewStar earns programming revenue by providing DirecTv services to its subscribers. Programming revenue includes DirecTv services purchased by subscribers in monthly or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, annual, or seasonal basis, including premium programming, is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned.

     Equipment and installation revenues primarily consist of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue is recognized upon delivery of the equipment to the customer. Installation revenue is recognized when the equipment is installed.

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                               DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     Cost of Revenues

     Cost of revenues includes the cost associated with providing DirecTv services to the Company's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv through the NRTC, the royalty fee paid to DirecTv, and monthly subscriber maintenance fees charged by DirecTv, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings. Cost of equipment and installation includes the wholesale cost of the equipment, fees paid to independent contractor installers, and service department costs.

3. STOCKHOLDERS' EQUITY

     The Company has authorized 1,000,000 shares of no par value common stock. On August 24, 1993, the Company issued 18,750 shares of common stock for total proceeds of $1,037,500 to the following three individuals: Donald W. Weber--15,000 shares (80%) (the "majority stockholder"), Steven D. Weber--1,875 shares (10%), and Woodrow W. Griffin, Jr.--1,875 shares (10%). Under a stockholder agreement dated August 24, 1993, the majority stockholder or the Company possesses the right of first refusal to purchase shares owned by minority stockholders before any transfer of these shares may occur.

     On March 30, 1994, the Company issued 6,667 shares of common stock at $75 per share to ITC Holding Company for total proceeds of $500,025. Under a stockholder agreement dated March 30, 1994, the majority stockholder or the Company possesses the right of first refusal to purchase shares owned by ITC Holding Company before any transfer of these shares may occur.

     On March 30, 1994, the board of directors and stockholders approved a restatement of the $500,000 note payable to Donald W. Weber to include the option to convert the note to common stock at a rate of $75 per share. On December 31, 1996, this note was converted to 133,340 shares of common stock. Interest of $88,844 accrued on the note during the period that it was outstanding but has not been paid.

     On June 30, 1995, the board of directors and stockholders approved a 20-for-1 stock split by way of a 19-share dividend or 482,923 shares to current stockholders on a pro rata basis.

     The following table summarizes stock ownership as of December 31, 1996:



                                    Number      Percentage        Total
                                      of            of         Consideration
                                    Shares        Shares           Paid
                                   ---------   ------------   --------------
Donald W. Weber  ...............   433,340        67.54%        $1,500,000
ITC Holding Company    .........   133,340        20.78            500,025
Woodrow W. Griffin, Jr.   ......    37,500         5.84             18,750
Steven D. Weber  ...............    37,500         5.84             18,750
                                   --------                     -----------
 Total  ........................   641,680                      $2,037,525
                                   ========                     ===========

4. STOCK-BASED COMPENSATION PLANS


     Employee Stock Option Plan

     Under the Company's 1995 stock option plan (the "Stock Option Plan"), as adopted by the board of directors and approved by the stockholders on June 30, 1995, 75,000 shares of common stock are reserved and authorized for issuance over a nine-year period. All permanent employees of the Company are eligible to receive options under the Stock Option Plan. The Stock Option Plan is administered by the board of directors. The plan is intended to provide for incentive stock options ("ISOs") under Section 422 of the Internal

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                               DECEMBER 31, 1996

4. STOCK-BASED COMPENSATION PLANS  -- (Continued)

     Employee Stock Option Plan (continued)

Revenue Code of 1986, as amended, and for options which do not qualify as ISOs. Options were granted at an exercise price of at least 100% of the estimated fair value of the common stock at the dates of grant, as determined by the board of directors based on previous equity transactions, historical financial condition and results of operations, and other analyses.

     Options are generally granted at a price (established by the board of directors) equal to at least 100% of the estimated fair market value of the common stock on the option grant date. Options granted become exercisable pro rata over four years from the date of grant. The options expire on December 31, 2004.

     Statement of Financial Accounting Standards No. 123

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and which encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB No. 25 must make pro forma disclosures of net income as if the fair value-based method of accounting defined in SFAS No. 123 was used.

     The Company has elected to account for its Stock Option Plan under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1995 and 1996 using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:



                                                   1995            1996
                                               ------------   --------------
Risk-free interest rate   ..................      5.95%            6.5%
Expected dividend yield   ..................         0               0
Expected lives   ...........................    Five years      Five years
Volatility    ..............................         0%              0%

     Using these assumptions, the total fair value of the stock options granted in 1996 and 1995 is $45,920 and $31,322, respectively, which would be amortized as compensation expense over the four-year vesting period of the options. Had compensation cost been determined consistent with the provisions of SFAS No. 123, the Company's net loss and pro forma net loss per share for 1996 would have been as follows:



                                                      As             Pro
                                                   Reported         Forma
                                                --------------   ------------
Net loss    .................................    $ (375,871)      $387,844
Net loss per share   ........................    $     (.59)      $   (.60)

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                               DECEMBER 31, 1996

     4. STOCK-BASED COMPENSATION PLANS  -- (Continued)

     The following table summarizes stock option transactions under the Stock Option Plan during 1996 and 1995:



                                                           Weighted
                                              Number       Average
                                                of          Price
                                              Shares       Per Share
                                            -----------   ----------
 Granted   ..............................     20,800       $ 6.00
 Forfeited    ...........................     (1,000)        6.00
                                             -------
Outstanding at December 31, 1995   ......     19,800         6.00
 Granted   ..............................     21,250         8.00
 Forfeited    ...........................     (2,500)        8.00
                                             -------
Outstanding at December 31, 1996   ......     38,550         6.97
                                             =======

     The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:



                          Number         Weighted
                       Outstanding        Average       Weighted
      Actual                at           Remaining      Average
     Exercise          December 31,     Contractual     Exercise
      Prices               1996            Life          Price
-------------------   --------------   -------------   ---------
$      6.00               19,800           2.50        $ 6.00
       8.00               18,750           3.42          8.00
                          ------           ----        -------
                          38,550           2.96          6.97
                          ======

     There were 4,950 options exercisable at a weighted average exercise price of $6 per share at December 31, 1996.

5. RELATED-PARTY TRANSACTIONS

     During 1996, the Company shared administrative, executive, and accounting functions and incurred certain costs on behalf of DBS Depot, a company which is owned by certain common stockholders of the Company. The Company was reimbursed by DBS Depot for all expenses at full cost. The amount due from DBS Depot as of December 31, 1996 was $4,165.

     As of December 31, 1996, the Company had outstanding a demand note payable in the amount of $100,000 and an equipment loan payable in the amount of $14,061 due to the principal stockholder. See Note 6 for discussion of notes payable terms.


6. DEBT

     The Company's debt obligations at December 31, 1996 are as follows:


Note payable to First Community Bank of Dawsonville, due March 31, 1997, interest at
 prime plus 2%, secured by certain assets of the Company    ........................   $375,000
Note payable to majority stockholder, due on demand, interest at prime plus 2%   ...    100,000
Equipment loans from majority stockholder, due on demand, interest at 5%   .........     14,061
                                                                                       ---------
   Total outstanding    ............................................................   $489,061
                                                                                       =========

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                               DECEMBER 31, 1996

6. DEBT  -- (Continued)

     As all of the Company's debt at December 31, 1996 matures in 1997 or is due on demand, these amounts are classified as current in the accompanying balance sheet.

7. COMMITMENTS AND CONTINGENCIES

     Leases

     ViewStar leases office space and equipment. Rent expense for the year ended December 31, 1996 was $53,878. The operating leases expire at various dates through 2000.

     At December 31, 1996, the Company's minimum rental commitments under noncancelable operating leases with initial or remaining terms of more than one year were as follows:


            1997    .......................................   $50,000
            1998    .......................................    24,000
            1999    .......................................     5,000
            2000    .......................................     5,000
                                                              --------
               Total future minimum lease payments   ......   $84,000
                                                              ========

     Legal Proceedings

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. There are no pending legal proceedings to which the Company is a party.

8. INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 are as follows:


       Deferred tax assets:
        Net operating loss carryforwards    ...............   $ 288,000
        Unearned revenue  .................................     110,000
        Accrued interest  .................................      34,000
        Depreciation   ....................................      15,000
                                                              ----------
          Total deferred tax assets   .....................     447,000
       Deferred tax liabilities:
        Other    ..........................................      (3,000)
                                                              ----------
        Net deferred tax assets    ........................     444,000
       Valuation allowance for deferred tax assets   ......    (444,000)
                                                              ----------
          Net deferred taxes    ...........................   $       0
                                                              ==========

     The Company's net operating loss carryforwards will expire between 2008 and 2011 unless utilized. Due to the fact that the Company has incurred losses since inception, the Company has not recognized the income tax benefit of the net operating loss carryforwards. Management has provided a 100% valuation reserve against its net deferred tax asset, consisting primarily of net operating loss carryforwards. In addition, the Company's ability to recognize the benefit from the net operating loss carryforwards could be limited under
Section 382 of the Internal Revenue Code if ownership of the Company changes by more than 50%, as defined.

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                               DECEMBER 31, 1996

8. INCOME TAXES  -- (Continued)

     A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the year ended December 31, 1996 is as follows:


         Income tax benefit at statutory rate   ............      34%
         State income taxes, net of federal benefit   ......       4
         Deferred tax asset valuation allowance    .........     (38)
         Effective tax rate   ..............................       0%

9. RELIANCE ON DIRECTV AND THE NRTC AND OTHER MATTERS


     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the Company for these services on a monthly basis. These fees are recorded as service fees in the accompanying statement of operations. The NRTC also sells DSS(R) equipment to its members.


     Because the Company is, through the NRTC, a distributor of DirecTv Services, the Company would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities, or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communications Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.


     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DirecTv services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the Company would have the right to acquire DirecTv Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the Company would be required to acquire the services from other sources. There can be no assurance that the cost to the Company to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.


     The Company would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the Company would no longer have the right to provide DirecTv Services. There can be no assurance that the Company would be able to obtain similar DBS services from other sources.


     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the Company will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.


     While the Company believes it will have access to DirecTv Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the Company's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the Company from Hughes or the NRTC, and if available, there can be no assurance with regard to the financial and other terms under which the Company could acquire the services.

                     VIEWSTAR ENTERTAINMENT SERVICES, INC.

                               DECEMBER 31, 1996

9. RELIANCE ON DIRECTV AND THE NRTC AND OTHER MATTERS  -- (Continued)

     The Company's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the Company's DBS business.

     DirecTv and, therefore, the Company are dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and have different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.


10. SUBSEQUENT EVENT

     In September 1997, the Company entered into a non-binding letter of intent with Pegagus Communications Corporation ("Pegasus") to sell the stock of the Company to Pegasus in exchange for a combination of cash and stock.

                         INDEPENDENT AUDITOR'S REPORT



To the Members
Midwest Minnesota DBS, LLC
Perham, Minnesota

I have audited the accompanying statement of net assets to be sold of Midwest Minnesota DBS, LLC, as of December 31, 1996, and the related statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

The accompanying statement of net assets to be sold was prepared to present the net assets of Midwest Minnesota DBS, LLC to be acquired by Pegasus Communications Corporation pursuant to the purchase agreement described in Note 5, and is not intended to be a complete presentation of Midwest Minnesota DBS, LLC's assets and liabilities.

In my opinion, the statements referred to above present fairly, in all material respects, the net assets to be sold of Midwest Minnesota DBS, LLC, as of December 31, 1996 and the results of operations and cash flows for the year then ended pursuant to the purchase agreement referred to in Note 6, in conformity with generally accepted accounting principles.




Bradley R. Helmeke, Ltd.
Perham, Minnesota

July 18, 1997

                          MIDWEST MINNESOTA DBS, LLC
                     STATEMENTS OF NETS ASSETS TO BE SOLD




                                               December 31,      June 30,
                                                   1996            1997
                                              --------------   ------------
                                                                (unaudited)
ASSETS
CURRENT ASSETS
   Accounts Receivable   ..................      $135,270        $102,495
   Inventory    ...........................        31,255          56,916
                                                 ---------       ---------
TOTAL CURRENT ASSETS  .....................       166,525         159,411
                                                 ---------       ---------
PROPERTY AND EQUIPMENT   ..................        36,953          31,833
                                                 ---------       ---------
OTHER ASSETS
   Investment in NRTC    ..................        37,705          51,058
   Franchise Cost  ........................       472,810         441,292
   Organization and Start-up Costs   ......         7,635           6,108
   Cashback and Access Cards   ............        72,847          97,941
                                                 ---------       ---------
TOTAL OTHER ASSETS    .....................       590,997         596,399
                                                 ---------       ---------
TOTAL ASSETS    ...........................       794,475         787,643
CURRENT LIABILITIES
   Customer Deposits  .....................         1,140           1,960
   Deferred Revenue   .....................       177,270         140,156
                                                 ---------       ---------
TOTAL CURRENT LIABILITIES   ...............       178,410         142,116
                                                 ---------       ---------
NET ASSETS TO BE SOLD .....................      $616,065        $645,527
                                                 =========       =========

              See accompanying notes to the financial statements.

                          MIDWEST MINNESOTA DBS, LLC
                 STATEMENTS OF OPERATIONS OF ASSETS TO BE SOLD




                                                                Six months ended
                                             Year ended    ---------------------------
                                            December 31,     June 30,       June 30,
                                                1996           1996           1997
                                           --------------  -------------  ------------
                                                            (unaudited)    (unaudited)
REVENUE
Programming Revenue .....................   $  833,231      $ 348,714      $ 597,408
Equipment Sales  ........................      426,169        179,169        103,052
                                            ----------      ---------      ---------
TOTAL REVENUE    ........................    1,259,400        527,883        700,460
COST OF REVENUE
 Programming Costs  .....................      400,231        165,354        266,783
 Programming Fees   .....................      131,313         53,461         86,627
 Equipment Costs ........................      345,412        146,275         93,997
 Selling Commissions   ..................      131,316         38,540         55,542
 Installation Costs    ..................       29,027         10,335         18,070
 Patronage Dividend .....................      (21,956)       (21,956)       (19,077)
                                            ----------      ---------      ---------
TOTAL COSTS OF REVENUE ..................    1,015,343        392,009        501,942
                                            ----------      ---------      ---------
GROSS PROFIT  ...........................      244,057        135,874        198,518
                                            ----------      ---------      ---------
OPERATING EXPENSES
 Salaries and Wages .....................       84,652         44,113         46,790
 Employee Benefits and Taxes ............        9,604          4,742          7,788
 Insurance    ...........................        3,032          1,478          1,817
 Advertising  ...........................       15,992          8,226         12,725
 Marketing ..............................       14,071          7,527          4,364
 Depreciation and Amortization  .........       88,600         41,199         61,179
 Travel and Entertainment ...............        4,853          2,092            901
 Training and Development    ............        3,979          1,949          2,104
 Rent   .................................        5,400          2,700          2,700
 Telephone    ...........................       22,300          9,782         14,055
 Supplies  ..............................        5,737          3,688          2,081
 Postage   ..............................        5,550          2,169          3,357
 Accounting and Legal  ..................          910            850          6,928
 Bank and Finance Charges    ............        3,697          1,884            933
 Bad Debts ..............................       11,484          3,591          4,441
 Miscellaneous Expenses   ...............        4,792          2,045          4,738
                                            ----------      ---------      ---------
                                               284,653        138,035        176,901
NET INCOME (LOSS) FROM OPERATIONS  ......   $  (40,596)     $  (2,161)     $  21,617
                                            ==========      =========      =========

              See accompanying notes to the financial statements.

                          MIDWEST MINNESOTA DBS, LLC
                           STATEMENTS OF CASH FLOWS




                                                                                         Six months ended
                                                                      Year ended    ---------------------------
                                                                     December 31,     June 30,       June 30,
                                                                         1996           1996           1997
                                                                    --------------  -------------  ------------
                                                                                     (unaudited)    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income (Loss) from Operations  ..............................   $  (40,596)     $  (2,161)     $  21,617
 Adjustments to Reconcile Net Income (Loss) from Operations to Net
   Cash Provided by Operating Activities:
   Depreciation and Amortization .................................       88,600         41,199         61,179
   Changes in:
    Accounts Receivable ..........................................      (56,833)         2,506         32,775
    Inventory  ...................................................       20,421         17,636         25,661
    Customer Deposits   ..........................................         (160)          (140)           820
    Deferred Revenue .............................................      153,172          8,414        (37,114)
                                                                     ----------      ---------      ---------
 Net Cash Provided by Operating Activities   .....................      164,604         67,454        104,938
                                                                     ----------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of Property and Equipment   ...........................      (20,122)        (4,404)       (23,198)
 Purchases of Cash Back Offer    .................................      (74,200)            --        (25,000)
 Purchases of Access Card Changeouts   ...........................       (4,110)            --             --
 Equity from NRTC Patronage   ....................................      (17,565)       (17,565)       (13,353)
 Proceeds from Sale of Property and Equipment   ..................        6,740             --             --
                                                                     ----------      ---------      ---------
 Net Cash Used in Investing Activities ...........................     (109,257)       (21,969)       (61,551)
                                                                     ----------      ---------      ---------
NET DECREASE IN MEMBERS' EQUITY  .................................      (55,347)       (45,485)       (43,387)
NET CHANGE IN CASH   .............................................           --             --             --
CASH -- BEGINNING OF PERIOD   ....................................           --             --             --
                                                                     ----------      ---------      ---------
CASH -- END OF PERIOD   ..........................................   $       --      $      --      $      --
                                                                     ==========      =========      =========

              See accompanying notes to the financial statements.

                          MIDWEST MINNESOTA DBS, LLC

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     This summary of significant accounting policies of Midwest Minnesota DBS, LLC is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, who is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     Business Activity -- The Company is primarily engaged in the programming service of Direct TV via satellite. They also retail satellite dish systems to the general public.

     Property and Equipment -- Property and equipment are carried at cost. Depreciation is calculated on the straight-line or accelerated methods over the estimated useful lives of the assets.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Inventories -- Inventories consist primarily of digital satellite systems
(DSS) and are stated at the lower of cost (first-in, first-out) or market value.

     Amortization of Other Assets -- The cost of organizing, starting up, acquiring franchises, and selling DSS systems is being amortized over 5-15 years on a straight line basis.

     Income Taxes -- The Company is organized as an LLC partnership and all respective income and loss items are taxed to the respective partners.

NOTE 2 -- PROPERTY AND EQUIPMENT

     Property and equipment are summarized by major classifications as follows:



             Computer Equipment  ..................   $  17,708
             Demo Equipment   .....................      22,136
             Vehicle ..............................      18,293
             Leasehold Improvements    ............       2,276
                                                      ---------
                                                         60,413
             Less Accumulated Depreciation   ......     (23,460)
                                                      ---------
                                                      $  36,953
                                                      =========

NOTE 3 -- OTHER ASSETS

     Other assets are summarized by major classifications as follows:


            Investment in NRTC  ..................   $   37,705
            Franchise Cost   .....................      630,400
            Marketing and Development    .........       72,905
            Organization Costs  ..................        2,163
            Start-Up Costs   .....................       15,274
            Cash Back Offer  .....................       74,200
            Access Card Change-Out    ............        4,110
                                                     ----------
                                                        836,757
            Less Accumulated Amortization   ......     (245,760)
                                                     ----------
                                                     $  590,997
                                                     ==========

                          MIDWEST MINNESOTA DBS, LLC

                               December 31, 1996

NOTE 3 -- OTHER ASSETS  -- (Continued)

     The Company co-operates with NRTC in administering the DSS programming services. The investment in NRTC is this Company's equity in NRTC from their participation with them for the years 1994 and 1995. This investment is not being amortized. The remaining other assets are being amortized according to their estimated years of value.

NOTE 4 -- TRANSACTIONS WITH RELATED PARTIES

     The Company leases office space from a company that is substantially owned by a partner of Midwest Minnesota DBS, LLC. The lease is a five-year lease starting on August 1, 1995. The lease calls for payments of $450 per month. Total lease payments for the year ended December 31, 1996, were $5,400.

NOTE 5 -- SEP PENSION PLAN

     The Company sponsors a simplified employee pension plan (SEP) for all of its employees. The Company will match contributions by its employees of 50% of their contribution, up to 4%. The Company's pension contribution for the year ended December 31, 1996, was $1,472. The Company raised the matching percentage up to 6% at January 1, 1997.

NOTE 6 -- SUBSEQUENT EVENT

     The Company has entered into an agreement to sell all of the assets and business operations to an unrelated party. The sale is scheduled to close on August 8, 1997.

                         INDEPENDENT AUDITOR'S REPORT



To the Shareholders
Turner-Vision, Inc.
Bluefield, West Virginia

     We have audited the accompanying statement of net assets to be sold of Turner-Vision, Inc. (an S-Corporation) DBS Operations as of December 31, 1996 and the related statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of net assets to be sold was prepared to present the net assets of Turner-Vision, Inc. DBS Operations to be acquired by Pegasus Communications Corporation (Pegasus) pursuant to the purchase agreement described in Note 7, and is not intended to be a complete presentation of the assets and liabilities of Turner-Vision, Inc. and its DBS Operation.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets to be sold of Turner-Vision, Inc. DBS Operations as of December 31, 1996 and the results of operations and cash flows for the year then ended pursuant to the purchase agreement referred to in Note 7, in conformity with generally accepted accounting principles.



Grigoraci, Trainer, Wright & Paterno

Charleston, West Virginia
June 6, 1997

                              TURNER-VISION, INC.
                              (AN S-CORPORATION)
                                DBS OPERATIONS
                      STATEMENT OF NET ASSETS TO BE SOLD
                            AS OF DECEMBER 31, 1996


CURRENT ASSETS:
 Subscriber accounts receivable, less allowance for doubtful accounts of $3,813    $ 171,265
 Equipment held for resale   ...................................................      92,574
                                                                                   ---------
   TOTAL CURRENT ASSETS   ......................................................     263,839
                                                                                   ---------
DIRECT BROADCAST SATELLITE FRANCHISE, net of accumulated amortization  .........     623,179
                                                                                   ---------
PROPERTY AND EQUIPMENT, at cost:
 Property and equipment   ......................................................       1,855
 Less: accumulated depreciation    .............................................        (719)
                                                                                   ---------
   PROPERTY AND EQUIPMENT, NET  ................................................       1,136
                                                                                   ---------
   TOTAL ASSETS  ...............................................................     888,154
                                                                                   ---------
CURRENT LIABILITIES:
 Accrued liabilities   .........................................................      84,372
 Customer advance payments   ...................................................      15,076
 Unearned revenue   ............................................................     176,139
                                                                                   ---------
   TOTAL CURRENT LIABILITIES    ................................................     275,587
                                                                                   ---------
   NET ASSETS TO BE SOLD  ......................................................   $ 612,567
                                                                                   =========

    The accompanying notes are an integral part of the financial statements

                              TURNER-VISION, INC.
                              (AN S-CORPORATION)
                                DBS OPERATIONS
                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996


OPERATING REVENUES:
 Programming and equipment sales, net  ........................   $ 2,368,081
 Uncollectible operating revenues   ...........................       (26,570)
 Other operating revenues  ....................................        16,934
                                                                  -----------
   TOTAL OPERATING REVENUES   .................................     2,358,445
                                                                  -----------
OPERATING EXPENSES:
 Programming   ................................................     1,074,320
 Cost of equipment sold    ....................................       997,545
 Payroll and payroll related expenses  ........................       183,854
 Advertising, maintenance and other operating expenses   ......       762,505
 Depreciation and amortization   ..............................        85,576
 Allocated costs (Note 5)  ....................................       103,360
                                                                  -----------
   TOTAL OPERATING EXPENSES   .................................     3,207,160
                                                                  -----------
   OPERATING LOSS    ..........................................   $  (848,715)
                                                                  ===========

    The accompanying notes are an integral part of the financial statements

                              TURNER-VISION, INC.
                              (AN S-CORPORATION)
                                DBS OPERATIONS
                            STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1996


CASH FLOWS FROM OPERATING ACTIVITIES:
 Operating loss   .......................................   $  (848,715)
ADJUSTMENT TO RECONCILE OPERATING LOSS TO NET CASH
 PROVIDED BY (USED IN) OPERATING ACTIVITIES:
 Depreciation and amortization   ........................        85,576
 Change in assets and liabilities:
   Increase in accounts receivable  .....................       (95,656)
   Decrease in equipment held for resale  ...............        68,793
   Increase in accounts payable  ........................       159,327
   Increase in accrued liabilities  .....................        45,282
   Increase in customer advance payments  ...............         8,286
   Increase in unearned revenue  ........................       124,354
   Increase in amount due to Turner-Vision, Inc.   ......       537,585
                                                            -----------
    Total adjustments   .................................       933,547
                                                            -----------
    NET CASH PROVIDED BY OPERATING ACTIVITIES   .........        84,832
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures   .................................        (2,226)
                                                            -----------
   NET CHANGE IN CASH   .................................   $    82,606
                                                            ===========

    The accompanying notes are an integral part of the financial statements

                              TURNER-VISION, INC.
                              (AN S-CORPORATION)
                                DBS OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1996


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Nature of Operations


     Turner-Vision, Inc. (the Company), through its DBS operations, markets and distributes direct broadcast satellite services to cable and noncable television subscribers residing within a five county area in southern West Virginia and southwestern Virginia. The Company obtained these exclusive rights to its service territory by investment with the National Rural
Telecommunications Cooperative (NRTC).


 Subscriber Accounts Receivable


       Subscriber accounts receivable represents amounts due from customers for satellite television services and includes amounts billed, but unearned at each year-end.


  Equipment Held for Resale


     The Company's DBS operations sells direct broadcast satellite receivers and dishes, and supplies and materials commonly used for satellite installations. At December 31, 1996, the equipment is carried at the lower of cost or market, on a specific identification method.


  Property and Equipment


     Property and equipment are stated at original cost and include display equipment and various tools, equipment and supplies for installation and maintenance of DirectTV systems. Depreciation expense for the year ended December 31, 1996 was $3,398.


     Subsequent to December 31, 1996, the Company's DBS operations acquired five vehicles from another company controlled by the Company's shareholders. Since the vehicles were not acquired until after December 31, 1996, they are not included in the accompanying financial statements. The vehicles were included in the personal property sold to Pegasus under a Contribution Agreement between Pegasus and the Company, dated March 10, 1997.


  Revenue Recognition


     The Company's DBS operations recognizes revenues monthly for DBS services which have been earned through the end of the month. The unearned portion of billed services is recorded as unearned revenue. The Company's DBS operations recognized revenues from DBS equipment sales at the time of sale.


  Advertising Costs


     Advertising costs are expensed as incurred.


  Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              TURNER-VISION, INC.
                              (AN S-CORPORATION)
                                DBS OPERATIONS
                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)
                            AS OF DECEMBER 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

 Concentration of Credit Risk

     Financial instruments that potentially subject the Company's DBS operations to concentration of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of individuals comprising the Company's DBS customer base. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company's DBS operations monitors the exposure for credit losses and maintains an allowance for anticipated losses.

NOTE 2 -- DIRECT BROADCAST SATELLITE FRANCHISE

     During 1993, the Company invested $821,775 with NRTC, acquiring exclusive franchise rights to market direct broadcast satellite services to cable and noncable television subscribers residing within a five county area in southern West Virginia and southwestern Virginia. This investment is in an agreement with NRTC for the rights to provide broadcast services to this service territory for a period of approximately ten years, which is the expected life of the satellite. The satellite was launched in late 1993 and became available for use by the Company in July 1994. Amortization expense for these rights for the year ended December 31, 1996 was $82,178.

NOTE 3 -- INCOME TAXES

     Effective July 1, 1988, the Company elected by unanimous consent of its shareholders to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under such election, the Company's federal and state income or loss is passed through to the individual shareholders. Therefore, no provision or liability for income tax has been included in these financial statements.

NOTE 4 -- CONTINGENCY

     The Company's DBS operations relies on NRTC as its sole provider of programming via direct broadcast satellite services.

NOTE 5 -- ALLOCATED COSTS

     The accompanying statements of operations include costs allocated from the Company to the Company's DBS operations for use of common property and services. The costs were allocated on a proportional cost basis. The Company's management believes its method of allocation is reasonable.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     The Company's DBS operations purchased customer satellite installation services from another company that is controlled by the Company's shareholders. For the year ended December 31, 1996, charges paid by the Company's DBS operations for installation services totaled $425,310.

NOTE 7 -- SUBSEQUENT EVENTS

 Acquisition of DBS Operations

     Pegasus Communications Corporation entered into a Contribution Agreement with the Company. The effective closing date of this transaction was March 10, 1997. Pursuant to the terms of the agreement, Pegasus purchased certain net assets of the Company's DBS operations for $7 million, plus $1,400 for each excess subscriber over 4,800 subscribers plus or minus, as applicable, the estimated operating adjustments. The total cash consideration paid to the Company by Pegasus at the closing totaled $8,189,267. In addition, Pegasus issued to the Company 3,000 shares of Pegasus Satellite Television of Virginia, Inc., Series A preferred stock,

                              TURNER-VISION, INC.
                              (AN S-CORPORATION)
                                DBS OPERATIONS
                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)
                            AS OF DECEMBER 31, 1996

NOTE 7 -- SUBSEQUENT EVENTS  -- (Continued)

and assigned and transferred to the Company Pegasus warrants to purchase 283,969 shares of Pegasus Communications Corporation, Class A Common Stock. The Series A preferred stock has a stated price of $1,000 per share and is subject to certain transfer restrictions. The warrants have an exercise price of $11.81 per share. The historic statements herein include the net assets to be sold and the related results of operations and cash flows for the Company's DBS operations as of and for the year ended December 31, 1996.

     The Company was notified by Pegasus by a letter dated May 28, 1997 asserting indemnification claims pursuant to the Contribution Agreement, dated as of March 10, 1997 for an alleged overstatement in the number of active DirectTV subscribers. Pegasus has asked for damages in the amount of $459,200. Outside counsel for the Company has advised that at this stage no opinion can be offered as to the probable outcome or the amount or range of potential loss.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Pioneer Services Corporation
Greenville, Alabama


     We have audited the accompanying balance sheet of the DBS Operations of Pioneer Services Corporation (operating division of Pioneer Services Corporation as more fully described in Note 1 to financial statements) (the Division) as of September 30, 1996 and the related statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the DBS Operations of Pioneer Services Corporation as of September 30, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations had the Division been unaffiliated with Pioneer Services Corporation. As discussed in Notes 1 and 6 to the financial statements, Pioneer Services Corporation provides financing and certain general and administrative and other corporate services to the Division.




Jackson Thornton & Co., P.C.



Montgomery, Alabama
January 14, 1997, except for
Note 7 as to which the
date is September 26, 1997

                DBS OPERATIONS OF PIONEER SERVICES CORPORATION
                              GREENVILLE, ALABAMA
                                BALANCE SHEETS

                                    ASSETS




                                                                            September 30,      June 30,
                                                                                1996             1997
                                                                           ---------------   ------------
                                                                                              (unaudited)
CURRENT ASSETS:
 Cash    ...............................................................     $    25,907     $    26,347
 Accounts receivable:
   Customers, less provision for doubtful accounts of $20,000 at Sep-
    tember 30, 1996 and June 30, 1997                                            338,500         340,699
 Inventories   .........................................................         330,551         163,145
                                                                             ------------    ------------
      Total current assets .............................................         694,958         530,191
                                                                             ------------    ------------
EQUIPMENT:
 Leased property (net of accumulated depreciation of $210,964 and
   $624,124 at September 30, 1996 and June 30, 1997, respectively)......       3,026,009       2,622,700
                                                                             ------------    ------------
OTHER ASSETS:
 Deferred charges ......................................................           1,884           2,656
                                                                             ------------    ------------
      Total assets   ...................................................     $ 3,722,851     $ 3,155,547
                                                                             ============    ============

                      LIABILITIES AND DIVISION DEFICIENCY


CURRENT LIABILITIES:
 Accounts payable  .....................................................    $    161,257     $   217,302
 Accrued liabilities  ..................................................          34,758              --
 Deferred credits  .....................................................         195,065         232,417
                                                                             ------------      ----------
      Total current liabilities   ......................................         391,080         449,719
                                                                             ------------      ----------
LONG-TERM DEBT:
 Notes payable  ........................................................       5,057,051       4,722,867
                                                                             ------------      ----------
      Total liabilities  ...............................................       5,448,131       5,172,586
                                                                             ------------      ----------
EQUITY:
 Division deficiency  ..................................................      (1,725,280)     (2,017,039)
                                                                             ------------      ---------
      Total liabilities and division deficiency  .......................    $  3,722,851     $ 3,155,547
                                                                             ============     ==========

   The accompanying notes are an integral part of these financial statements.

                DBS OPERATIONS OF PIONEER SERVICES CORPORATION
               STATEMENTS OF OPERATIONS AND DIVISION DEFICIENCY






                                                                           Nine months ended
                                                  Year ended      -----------------------------------
                                                 September 30,        June 30,           June 30,
                                                     1996               1996               1997
                                                ---------------   -----------------   ---------------
                                                                     (unaudited)        (unaudited)
OPERATING REVENUES   ........................   $  3,027,960       $   1,966,721      $  3,912,923
OPERATING EXPENSES   ........................     (2,843,580)         (2,182,553)       (3,922,294)
                                                -------------      -------------      -------------
INCOME (LOSS) FROM OPERATIONS    ............        184,380            (215,832)           (9,371)
INTEREST EXPENSE  ...........................       (215,147)           (156,990)         (282,388)
                                                -------------      -------------      -------------
NET INCOME (LOSS)    ........................        (30,767)           (372,822)         (291,759)
DIVISION DEFICIENCY AT BEGINNING OF PERIOD .      (1,694,513)         (1,694,513)       (1,725,280)
                                                -------------      -------------      -------------
DIVISION DEFICIENCY AT END OF PERIOD   ......   $ (1,725,280)      $  (2,067,335)     $ (2,017,039)
                                                =============      =============      =============

   The accompanying notes are an integral part of these financial statements.

                DBS OPERATIONS OF PIONEER SERVICES CORPORATION
                           STATEMENTS OF CASH FLOWS



                                                                                      Nine months ended
                                                               Year ended      --------------------------------
                                                              September 30,       June 30,         June 30,
                                                                  1996              1996             1997
                                                             ---------------   --------------   ---------------
                                                                                (unaudited)       (unaudited)
CASH FLOWS FROM (USED FOR) OPERATING
 ACTIVITIES:
 Net loss    .............................................    $    (30,767)    $   (372,822)     $  (291,759)
 Adjustments to reconcile net loss to net cash provided by
   operating activities:
   Depreciation and amortization  ........................         203,739          126,614          413,160
   Provision for losses on notes and accounts receivable           105,417           79,063          152,092
   Decrease (increase) in operating assets and increase
    (decrease) in operating liabilities:
      Accounts receivable   ..............................        (489,836)        (218,779)        (154,291)
      Inventories  .......................................         (24,869)        (182,696)         167,406
      Accounts payable   .................................         (69,393)         214,025           56,045
      Accrued liabilities   ..............................          (8,050)           8,816          (34,758)
      Deferred credits   .................................         138,563           58,875           37,352
                                                              ------------     ------------      -----------
         Net cash from (used for) operating activities            (175,196)        (286,904)         345,247
                                                              ------------     ------------      -----------
CASH FLOWS USED FOR INVESTING ACTIVITIES:
 Capital expenditures    .................................      (2,796,178)      (2,096,623)          (9,851)
 Net change in deferred assets    ........................          (8,406)          (1,357)            (772)
                                                              ------------     ------------      -----------
         Net cash used for investing activities  .........      (2,804,584)      (2,097,980)         (10,623)
                                                              ------------     ------------      -----------
CASH FLOWS FROM (USED FOR) FINANCING
 ACTIVITIES:
 Proceeds from long-term debt  ...........................       2,983,181        2,377,490         (334,184)
                                                              ------------     ------------      -----------
         Net cash from (used for) financing activities           2,983,181        2,377,490         (334,184)
                                                              ------------     ------------      -----------
NET INCREASE (DECREASE) IN CASH   ........................           3,401           (7,394)             440
CASH AT BEGINNING OF PERIOD    ...........................          22,506           22,506           25,907
                                                              ------------     ------------      -----------
CASH AT END OF PERIOD    .................................    $     25,907     $     15,112      $    26,347
                                                              ============     ============      ===========
SUPPLEMENTAL INFORMATION:
 Cash paid for interest on long-term debt  ...............    $     52,896     $     41,550      $   270,150
                                                              ============     ============      ===========

The accompanying notes are an integral part of these financial statements.

                 DBS OPERATIONS OF PIONEER SERVICES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996

NOTE 1 - PRESENTATION AND NATURE OF BUSINESS:

     Basis of presentation - The DBS operations of Pioneer Services Corporation (the Division) are comprised of the assets and liabilities of the division of Pioneer Services Corporation (Pioneer) which provides direct broadcast satellite (DBS) services. Pioneer intends to sell these assets pursuant to an agreement with Pegasus Communications Holdings, Inc. (see Note 7). This division has no separate legal existence apart from Pioneer.

     The historical financial statements of the DBS operations of Pioneer do not necessarily reflect the results of operations or financial position that would have existed if the DBS operations were an independent company. Pioneer provides certain general and administrative and other corporate services to the Division (see Note 6).

     Nature of business - The Corporation sells direct broadcast satellite equipment and programming for television to consumers in rural central Alabama franchised by the National Rural Telecommunication Cooperative (NRTC). While this franchise is exclusive as it relates to programming provided through NRTC, other programming providers may offer DBS services within the Division's market. Under the franchise agreement, NRTC leases satellite capacity through which programming is transmitted. The NRTC provides certain billing functions for the Division.

     The Division extends credit to its customers who are primarily in the State of Alabama.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Inventories - Inventories are stated at the lower of cost (first-in, first-out (FIFO) method) or market.

     Equipment - Equipment is stated at cost. Depreciation of equipment is computed on a straight-line basis over the useful lives of the assets. The useful life of equipment held at the balance sheet date was determined to be from five to seven years. The useful life of direct broadcast satellite equipment is estimated to be seven years. Depreciation expense on all equipment totaled $195,958 in 1996. Leased property is leased to customers on a monthly basis.

     In 1993, the Division borrowed $1,400,520 to acquire the franchise for the DBS service areas which it now serves. This loan was secured by the franchise for satellite television service. This note was satisfied in full on September 30, 1995 when Pioneer Services Corporation transferred the franchise for satellite television service to Pioneer Electric Cooperative.

     Deferred credits - Deferred credits include programming charges which have been collected in advance from the consumer. These charges are brought into income as the service is provided to the consumer.

     Revenue recognition - Revenue in connection with programming services and associated costs are recognized when such services are provided. Revenue in connection with the sale of equipment and installation and associated costs are recognized when the equipment is installed.

     Income taxes - Pioneer is established as a not-for-profit organization under the laws of the State of Alabama. Pioneer is subject to federal income tax. The Division is included in the tax return of Pioneer. Accordingly income taxes have been presented in these financial statements as though the Division filed a separate federal income tax return. The Division accounts for income taxes under the provisions of Statement of Financial Accounting Standards
(SFAS) No. 109, Accounting for Income Taxes (see Note 5).

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Supplier - The Division purchases all of its programming from NRTC. The cost of programming was $1,022,400 for 1996.

                DBS OPERATIONS OF PIONEER SERVICES CORPORATION

                              SEPTEMBER 30, 1996

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

     Unaudited data - The balance sheet as of June 30, 1997 and the statements of operations and division deficiency and cash flows for the nine months ended June 30, 1996 and 1997 have been prepared by the Division's management and have not been audited. The data as of June 30, 1997 and for the nine months ended June 30, 1996 and 1997 has not subjected to any auditing procedures and, accordingly, we do not express an opinion on the data. The results of operations for the nine months ended June 30, 1996 and 1997 are not necessarily indicative of operating results for the full year.

NOTE 3 - CASH AND CASH EQUIVALENTS:

     The Division maintains its cash accounts in a bank located in Ohio. The account at this bank is guaranteed by the Federal Deposit Insurance Corporation
(FDIC) for up to $100,000. At September 30, 1996, all of the Division's cash was insured.

NOTE 4 - LONG-TERM DEBT:

     Long-term debt consists of the following:


       NRUCFC - variable interest rate, currently 6.20%; secured
        by all assets of Pioneer; note matures April 17, 2000 .....   $ 2,760,551
       Pioneer Electric Cooperative - interest rate of 6.75%;
        unsecured; note matures December 19, 1997 .................     2,296,500
                                                                      ------------
          Totals   ................................................   $ 5,057,051
                                                                      ============


     Annual maturities on long-term debt are as follows:


       September 30, 1998  ........................................   $ 2,296,500
       September 30, 2000  ........................................     2,760,551
                                                                      ------------
          Total   .................................................   $ 5,057,051
                                                                      ============

NOTE 5 - INCOME TAXES:

     Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109) requires companies to record deferred tax assets or liabilities for the deferred tax consequences of all temporary differences. The Statement requires that deferred tax balances be adjusted to reflect new tax rates when they are enacted into law. Also, SFAS 109 requires the establishment of an asset and/or liability to recognize the cumulative effect of deferred tax activity.

     The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are provided for certain temporary differences principally due to the use of accelerated depreciation for income tax purposes. Such deferred taxes are credited to income as the related temporary differences reverse.

     There is no provision or benefit for income taxes due to net losses incurred and the effect of recording a 100% valuation allowance on net deferred tax assets.

                DBS OPERATIONS OF PIONEER SERVICES CORPORATION

                              SEPTEMBER 30, 1996

NOTE 5 - INCOME TAXES:  -- (Continued)

     Significant items comprising the Division's deferred tax assets and liabilities at September 30, 1996 are as follows:


       Net deferred income tax asset:
        Deferred tax asset:
          Benefit from net operating loss carryforwards expiring
           through the year 2012  ..............................   $ 194,400
        Deferred tax liability:
          Depreciation expense .................................     (61,560)
                                                                   ----------
        Net deferred tax asset .................................     132,840
        Valuation allowance ....................................    (132,840)
                                                                   ----------
           Net deferred tax balance  ...........................   $       0
                                                                   ==========

NOTE 6 - RELATED PARTIES:

     Some of the Pioneer Services Corporation's directors also serve as directors of Pioneer Electric Cooperative (PEC). Pioneer Services Corporation is managed in accordance with a management contract between Pioneer Services Corporation and PEC.

     At September 30, 1996, PEC is the guarantor of the long-term debt payable to NRUCFC.

     As disclosed in Note 4, the Division has notes payable to PEC for capital expenditures and working capital deficiencies. Interest expense on PEC loans for the year ended September 30, 1996 includes $60,719. Interest paid to PEC for the year ended September 30, 1996 was $52,896.

     Accrued interest payable at September 30, 1996 includes $35,507 due to PEC.

NOTE 7 - SUBSEQUENT EVENT:

     Subsequent to January 14, 1997, Pioneer entered into a letter of intent with Pegasus Communications Holdings, Inc. (Pegasus). The terms of this letter are subject to change pursuant to ongoing negotiations between Pegasus and Pioneer. Under the present understanding of the terms of the negotiations as of September 26, 1997, Pioneer would sell to Pegasus its operating assets along with its subscribers list for the Division for a negotiated price. Although the Division believes that this transaction will be consummated, there can be no assurances that it will occur.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


Basis of Presentation

     Pro forma consolidated statement of operations and other data for the year ended December 31, 1996, the six months ended June 30, 1997 and the twelve months ended June 30, 1997 give effect to (i) the Portland, Maine TV acquisition, which closed on January 29, 1996, and the Tallahassee, Florida TV acquisition, which closed on March 8, 1996, (ii) the acquisition of a Puerto Rico cable system, which closed on August 29, 1996, (iii) the Completed DBS Acquisitions, (iv) the Pending DBS Acquisitions, (v) the sale of the New Hampshire cable system (the "New Hampshire Cable Sale"), which closed on January 31, 1997, (vi) Pegasus' initial public offering of 3,000,000 shares of Class A Common Stock (the "Initial Public Offering"), which was consummated on October 8, 1996, and Pegasus' public offering of 100,000 shares of 12 3/4% Series A Cumulative Exchangeable Preferred Stock and warrants to purchase 193,600 shares of Class A Common Stock (the "Unit Offering"), which was consummated on January 27, 1997, and (vii) the Senior Notes Offering, all as if such events had occurred at the beginning of each period.

     The pro forma condensed consolidated balance sheet as of June 30, 1997 gives effect to (i) payments in connection with the Completed DBS Acquisitions,
(ii) the Pending DBS Acquisitions and the New Credit Facility, which, if not completed prior to the consummation of the Senior Notes Offering, are anticipated to occur in the fourth quarter of 1997, (iii) the closing of an existing credit facility and the payment of accrued interest to holders of the PM&C 12 1/2% Series B Senior Subordinated Notes due 2005 ("PM&C Notes"), and
(iv) the Senior Notes Offerring and the proceeds thereof, as if such events had occurred on such date.

     The acquisitions are accounted for using the purchase method of accounting. The total costs of such acquisitions are allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the purchase price included in the pro forma financial statements is preliminary. The Company does not expect that the final allocation of the purchase price will materially differ from the preliminary allocation.

     The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The pro forma consolidated financial information should be read in conjunction with the Notes to Pro Forma Consolidated Statements of Operation, as well as the financial statements and notes thereto of the acquisitions, included elsewhere in this report. The pro forma consolidated financial information is not necessarily indicative of the Company's future results of operations. There can be no assurance whether or when the Pending DBS Acquisitions will be consummated.

                     Pro Forma Consolidated Balance Sheet
                              As of June 30, 1997
                            (Dollars in thousands)




                                                          Completed           Pending
                                                             DBS                DBS
                                           Actual      Acquisitions(a)    Acquisitions(b)
                                        ------------  -----------------  -----------------
ASSETS
Cash and cash equivalents    .........  $  12,518                            ($ 8,221)
Restricted cash  .....................      6,892
Accounts receivable, net  ............     10,482
Inventory  ...........................        721
Prepaid expenses and other current
 assets ..............................      4,779
Property and equipment, net  .........     25,500
Intangibles, net    ..................    192,873          $45,700             64,095
Other assets  ........................      2,147
                                        ----------         --------           --------
  Total assets   .....................  $ 255,912          $45,700            $55,874
                                        ==========         ========           ========
LIABILITIES AND EQUITY
Current liabilities    ...............  $  10,440
Accrued interest    ..................      5,771
Current portion of long-term debt  ...      3,884
Current portion of program rights
 payable   ...........................      1,102
Long-term debt, net    ...............     83,061                             $ 3,193
PSH Credit Facility    ...............                     $45,700             46,000
New Credit Facility ..................
Senior Notes  ........................
Program rights payable    ............      1,542
Other long term liabilities  .........      1,389
Preferred Stock  .....................    105,313
Minority Interest   ..................      3,000
Class A Common Stock   ...............         53                                   3
Class B Common Stock   ...............         46
Additional paid in capital   .........     59,463                               6,678
Retained earnings   ..................    (19,152)
                                        ----------         --------           --------
  Total liabilities and equity  ......  $ 255,912          $45,700            $55,874
                                        ==========         ========           ========


                                RESTUBBED TABLE
                                                                         The
                                                                       Senior
                                                                        Notes
                                          Other(c)      Subtotal     Offering(d)    Pro Forma
                                        ------------  ------------  -------------  ------------
ASSETS
Cash and cash equivalents    .........    $25,479     $  29,776      ($  21,150)   $   8,626
Restricted cash  .....................     (6,892)                                        --
Accounts receivable, net  ............                   10,482                       10,482
Inventory  ...........................                      721                          721
Prepaid expenses and other current
 assets ..............................                    4,779                        4,779
Property and equipment, net  .........                   25,500                       25,500
Intangibles, net    ..................                  302,668           5,550      308,218
Other assets  ........................                    2,147                        2,147
                                          --------    ----------      ----------   ----------
  Total assets   .....................    $18,587     $ 376,073      ($  15,600)   $ 360,473
                                          ========    ==========      ==========   ==========
LIABILITIES AND EQUITY
Current liabilities    ...............                $  10,440                    $  10,440
Accrued interest    ..................   ($ 5,313)          458                          458
Current portion of long-term debt  ...                    3,884                        3,884
Current portion of program rights
 payable   ...........................                    1,102                        1,102
Long-term debt, net    ...............                   86,254                       86,254
PSH Credit Facility    ...............     23,900       115,600      ($ 115,600)          --
New Credit Facility ..................                                                    --
Senior Notes  ........................                                  100,000      100,000
Program rights payable    ............                    1,542                        1,542
Other long term liabilities  .........                    1,389                        1,389
Preferred Stock  .....................                  105,313                      105,313
Minority Interest   ..................                    3,000                        3,000
Class A Common Stock   ...............                       56                           56
Class B Common Stock   ...............                       46                           46
Additional paid in capital   .........                   66,141                       66,141
Retained earnings   ..................                  (19,152)                     (19,152)
                                          --------    ----------      ----------   ----------
  Total liabilities and equity  ......    $18,587     $ 376,073      ($  15,600)   $ 360,473
                                          ========    ==========      ==========   ==========

------------
(a) To record ten Completed DBS Acquisitions which occurred after June 30,
    1997.
(b) To record ten Pending DBS Acquisitions.
(c) To record additional borrowings under an existing credit facility and the payment of interest on July 1, 1997 to holders of the PM&C Notes.
(d) To record the proceeds from the Senior Notes Offering and the uses of such proceeds and the use of cash to finance the Pending DBS Acquisitions and to record costs in connection with the New Credit Facility.

                Pro Forma Consolidated Statement of Operations
                          Year Ended December 31, 1996
                            (Dollars in thousands)




                                                                 Acquisitions
                                         ------------------------------------------------------------
                                                                     Completed           Pending
                                                                        DBS                DBS
                              Actual       TV(a)      Cable(b)    Acquisitions(c)    Acquisitions(d)
Income Statement Data:     ------------  ----------  ----------  -----------------  -----------------
Net Revenues:
 TV    ..................   $ 28,488       $ 651
 DBS   ..................      5,829                                  $23,080           $10,975
 Cable    ...............     13,496                  $4,056
 Other    ...............        116
                            ----------     ------     ------          --------           -------
  Total net revenues   .      47,929         651       4,056           23,080            10,975
                            ----------     ------     ------          --------           -------
Location operating
 expenses:
 TV    ..................     18,726         537
 DBS   ..................      4,958                                   22,877            10,089
 Cable    ...............      7,192                   2,448
 Other    ...............         28
Incentive
 compensation   .........        985
Corporate expenses    ...      1,429          33          88            1,050               464
Depreciation and amorti-
 zation                       12,061          17         365            1,777               989
                            ----------     ------     ------          --------           -------
  Income (loss) from
   operations   .........      2,550          64       1,155           (2,624)             (567)
Interest expense   ......    (12,455)       (585)       (482)            (902)             (493)
Other income (expense),
 net   ..................         61           3                          519                64
Provision (benefit) for
 income taxes   .........       (120)         35          20               29              (102)
Dividends on Series A
 Preferred Stock   ......   ----------     ------     ------          --------           -------
Income (loss) applicable
 to common shares
 before extraordinary
 items ..................  ($  9,724)    ($ 553)     $  653         ($ 3,036)          ($  894)
                            ==========     ======     ======          ========           =======
Other Data:
Location Cash Flow(r)   .   $ 17,025       $ 114      $1,608          $   203            $  886
Operating Cash Flow(r)        15,596          81       1,520             (847)              422
Capital Expenditures  ...      6,294                      96            4,143             1,397


                                RESTUBBED TABLE
                                                                                               The
                                                   NH                                        Senior
                                                 Cable         Previous         Sub-          Notes          Pro
                              Adjustments       Sale(e)      Offerings(f)      total        Offering        Forma
Income Statement Data:     -----------------  ------------  --------------  ------------  -------------  -----------
Net Revenues:
 TV    ..................   $         17(g)                                   $ 29,156                   $ 29,156
 DBS   ..................                                                       39,884                     39,884
 Cable    ...............                      ($ 1,688)                        15,864                     15,864
 Other    ...............                                                          116                        116
                            -------------       --------      ----------      ---------    ----------     ---------
  Total net revenues   .              17         (1,688)                        85,020                     85,020
                            -------------       --------      ----------      ---------    ----------     ---------
Location operating
 expenses:
 TV    ..................            (43)(h)                                    19,220                     19,220
 DBS   ..................         (7,121)(i)                                    30,803                     30,803
 Cable    ...............           (249)(j)       (918)                         8,473                      8,473
 Other    ...............                                                           28                         28
Incentive
 compensation   .........                           (75)                           910                        910
Corporate expenses    ...         (1,635)(k)                                     1,429                      1,429
Depreciation and amorti-
 zation                           16,137(l)        (618)      $      97         30,825     $    800(p)     31,625
                            -------------       --------      ----------      ---------    ----------     ---------
  Income (loss) from
   operations   .........         (7,072)           (77)            (97)        (6,668)        (800)       (7,468)
Interest expense   ......        (16,342)(m)                     11,330        (19,929)        (988)(q)   (20,917)
Other income (expense),
 net   ..................           (586)(n)                                        61                         61
Provision (benefit) for
 income taxes   .........             18(o)                                       (120)                      (120)
Dividends on Series A
 Preferred Stock   ......                                       (12,750)       (12,750)                   (12,750)

Income (loss) applicable    -------------       --------      ----------      ---------    ----------     ---------
 to common shares
 before extraordinary
 items ..................  ($     24,018)      ($    77)     ($   1,517)     ($ 39,166)   ($  1,788)     ($  40,954)
                            =============       ========      ==========      =========    ==========     =========
Other Data:
Location Cash Flow(r)  ..   $      7,430       ($   770)                      $ 26,496                    $ 26,496
Operating Cash Flow(r) ..          9,065           (770)                        25,067                     25,067
Capital Expenditures  ...                          (204)                        11,726                     11,726

                Pro Forma Consolidated Statement of Operations
                         Six Months Ended June 30, 1997
                            (Dollars in thousands)




                                                    Completed           Pending
                                                       DBS                DBS
                                    Actual       Acquisitions(c)    Acquisitions(d)
Income Statement Data:           -------------  -----------------  -----------------
Net Revenues:
 TV    ........................    $ 14,636
 DBS   ........................      12,771          $8,109             $7,162
 Cable    .....................       8,133
 Other    .....................          70
                                   ---------          ------             ------
  Total net revenues  .........      35,610           8,109              7,162
                                   ---------          ------             ------
Location operating expenses:
 TV    ........................       9,694
 DBS   ........................       9,738           7,970              6,364
 Cable    .....................       4,365
 Other    .....................          13
Incentive compensation   ......         521
Corporate expenses    .........         904             333                343
Depreciation and
 amortization   ...............      10,854             616                523
                                   ---------          ------             ------
  Income (loss) from
   operations   ...............        (479)           (810)               (68)
Interest expense   ............      (6,024)           (151)              (283)
Other income (expense), net             452              68                 22
Provision (benefit) for income
 taxes    .....................          50             (40)                26
Dividends on Series A
 Preferred Stock   ............      (5,313)
                                   ---------          ------             ------
Income (loss) applicable to
 common shares before
 extraordinary items  .........   ($ 11,414)         ($ 853)            ($ 355)
                                   =========          ======             ======
Other Data:
Location Cash Flow(r)    ......    $ 11,800           $ 139              $ 798
Operating Cash Flow(r)   ......      10,896            (194)               455
Capital Expenditures  .........       5,233           2,191                746



                                RESTUBBED TABLE
                                                                                                       The
                                                          NH                                         Senior
                                                        Cable         Previous         Sub-           Notes          Pro
                                    Adjustments        Sale(e)      Offerings(f)       total        Offering        Forma
Income Statement Data:           ------------------  ------------  --------------  -------------  -------------  -----------
Net Revenues:
 TV    ........................                                                      $ 14,636                    $ 14,636
 DBS   ........................                                                        28,042                      28,042
 Cable    .....................                       ($ 135)                           7,998                       7,998
 Other    .....................                                                            70                          70
                                   -----------         -------       ---------      ---------     ----------     ---------
  Total net revenues  .........                         (135)                          50,746                      50,746
                                   -----------         -------       ---------      ---------     ----------     ---------
Location operating expenses:
 TV    ........................                                                         9,694                       9,694
 DBS   ........................   ($    2,918)(i)                                      21,154                      21,154
 Cable    .....................                          (68)                           4,297                       4,297
 Other    .....................                                                            13                          13
Incentive compensation   ......                                                           521                         521
Corporate expenses    .........          (676)(k)                                         904                         904
Depreciation and
 amortization   ...............         4,705(l)         (52)                          16,646      $    400(p)     17,046
                                   -----------         -------       ---------      ---------     ----------     ---------
  Income (loss) from
   operations   ...............        (1,111)           (15)                          (2,483)         (400)       (2,883)
Interest expense   ............        (7,105)(m)                    $   3,600         (9,963)         (495)(q)   (10,458)
Other income (expense), net               (90)(n)                                         452                         452
Provision (benefit) for income
 taxes    .....................            14(o)                                           50                          50
Dividends on Series A
 Preferred Stock   ............                                         (1,062)        (6,375)                     (6,375)
                                   -----------         -------       ---------      ---------     ----------     ---------
Income (loss) applicable to
 common shares before
 extraordinary items  .........   ($    8,320)        ($  15)        $   2,538      ($ 18,419)    ($    895)     ($19,314)
                                   ===========         =======       =========      =========     ==========     =========
Other Data:
Location Cash Flow(r)    ......    $    2,918         ($  67)                        $ 15,588                    $ 15,588
Operating Cash Flow(r)   ......         3,594            (67)                          14,684                      14,684
Capital Expenditures  .........                             (5)                         8,165                       8,165

                Pro Forma Consolidated Statement of Operations
                       Twelve Months Ended June 30, 1997
                            (Dollars in thousands)




                                                             Acquisitions
                                           ------------------------------------------------
                                                           Completed           Pending
                                                              DBS                DBS
                                Actual      Cable(b)    Acquisitions(c)    Acquisitions(d)
Income Statement Data:       ------------  ----------  -----------------  -----------------
Net Revenues:
 TV   .....................    $ 31,192
 DBS  .....................      17,032                     $20,429           $13,593
 Cable   ..................      16,003     $   866
 Other   ..................         130
                               ---------    -------         --------           -------
  Total net revenues   .         64,357         866          20,429            13,593
                               ---------    -------         --------           -------
Location operating
 expenses:
 TV   .....................      20,149
 DBS  .....................      13,435                      20,858            12,328
 Cable   ..................       8,470         637
 Other   ..................          32
Incentive
 compensation  ............       1,076
Corporate expenses   ......       1,624          88             922               567
Depreciation and amorti-
 zation                          18,010         164           1,449             1,044
                               ---------    -------         --------           -------
  Income (loss) from
   operations  ............       1,561         (23)         (2,800)             (346)
Interest expense  .........     (12,909)        (69)           (499)             (574)
Other income (expense),
 net  .....................         424                         201                64
Provision (benefit) for
 income taxes  ............          63        (313)            (48)              (82)
Dividends on Series A
 Preferred Stock  .........      (5,313)
                               ---------    -------         --------           -------
Income (loss) applicable
 to common shares
 before extraordinary
 items   ..................   ($ 16,300)    $   221        ($ 3,050)          ($  774)
                               =========    =======         ========           =======
Other Data:
Location Cash Flow(r)   .      $ 22,271     $   229        ($   429)           $1,265
Operating Cash Flow(r)           20,647         141          (1,351)              698
Adjusted Operating Cash
 Flow(s) ..................
Capital Expenditures    ...       8,779                       3,407             1,516




                                RESTUBBED TABLE
                                                                                                  The
                                                      NH                                        Senior
                                                    Cable         Previous         Sub-          Notes          Pro
                                Adjustments        Sale(e)      Offerings(f)      total        Offering        Forma
Income Statement Data:       ------------------  ------------  --------------  ------------  -------------  -----------
Net Revenues:
 TV   .....................                                                      $ 31,192                   $ 31,192
 DBS  .....................                                                        51,054                     51,054
 Cable   ..................                       ($ 1,039)                        15,830                     15,830
 Other   ..................                                                           130                        130
                              -------------        --------      ---------       ---------    ----------     ---------
  Total net revenues   .                            (1,039)                        98,206                     98,206
                              -------------        --------      ---------       ---------    ----------     ---------
Location operating
 expenses:
 TV   .....................                                                        20,149                     20,149
 DBS  .....................  ($      7,335)(i)                                     39,286                     39,286
 Cable   ..................            (83)(j)        (552)                         8,472                      8,472
 Other   ..................                                                            32                         32
Incentive
 compensation  ............                            (66)                         1,010                      1,010
Corporate expenses   ......         (1,577)(k)                                      1,624                      1,624
Depreciation and amorti-
 zation                             12,678(l)         (358)      $      32         33,019     $    800(p)     33,819
                              -------------        --------      ---------       ---------    ----------     ---------
  Income (loss) from
   operations  ............         (3,683)            (63)            (32)        (5,386)        (800)       (6,186)
Interest expense  .........        (17,314)(m)                      11,330        (20,035)        (882)(q)   (20,917)
Other income (expense),
 net  .....................           (286)(n)                                        403                        403
Provision (benefit) for
 income taxes  ............            443(o)                                          63                         63
Dividends on Series A
 Preferred Stock  .........                                         (7,437)       (12,750)                   (12,750)
                              -------------        --------      ---------       ---------    ----------     ---------
Income (loss) applicable
 to common shares
 before extraordinary
 items   ..................  ($     21,726)       ($    63)      $   3,861      ($ 37,831)   ($  1,682)     ($ 39,513)
                              =============        ========      =========       =========    ==========     =========
Other Data:
Location Cash Flow(r)......   $      7,418        ($   487)                      $ 30,267                    $30,267
Operating Cash Flow(r).....          8,995            (487)                        28,643                     28,643
Adjusted Operating Cash
 Flow(s) ..................                                                                                   30,372
Capital Expenditures    ...                            (62)                        13,640                     13,640

            Notes to Pro Forma Consolidated Statements of Operations


(a) Financial results of Portland Broadcasting, Inc. and WTLH, Inc. for the beginning of the period to the date of acquisition by the Company.
(b) Financial results of Dom's Tele Cable, Inc. for the beginning of the period to the date of acquisition by the Company.
(c) Represents the combined financial results of the Completed DBS Acquisitions for the beginning of the period to the date of acquisition by the Company or the end of the period.
(d) Represents the combined financial results of the Pending DBS Acquisitions for the period presented.
(e) Financial results of the New Hampshire operations of Pegasus Cable
    Television.
(f) To remove interest expense on the debt retired with the proceeds of the Initial Public Offering and the Unit Offering, to eliminate amortization of deferred costs related to an old credit facility, to record amortization of costs incurred in connection with an existing credit facility and to record dividends on Pegasus' Series A Preferred Stock.
(g) To reduce the commissions paid by WPXT and WTLH to their national advertising sales representative to conform to the Company's contract.
(h) To eliminate payroll expense related to staff reductions and rent expenses incurred from prior acquisitions.
(i) Represents elimination of costs associated with 32 call centers that were not acquired and to conform accounting policies with respect to subscriber acquisition costs, net of the Company adding additional customer service representatives.
(j) To reflect expense reductions, such as redundant staff, rent, professional fees and utilities implemented in connection with acquisitions and interconnection of its Puerto Rico cable systems.
(k) To eliminate corporate expenses charged by prior owners.
(l) To record additional depreciation and amortization resulting from the purchase accounting treatment of the acquisitions and to conform accounting policies with respect to subscriber acquisition costs. Such amounts are based on a preliminary allocation of the total consideration. The actual depreciation and amortization may change based upon the final allocation of the total consideration to be paid to the tangible and intangible assets acquired.
(m) To record the increase in net interest expense associated with the borrowings incurred in connection with the acquisitions described above.
(n) To eliminate certain nonrecurring expenses, primarily comprised of legal and professional expenses incurred by the prior owners of the businesses in connection with the acquisitions.
(o) To eliminate the net tax benefit in connection with the acquisitions.
(p) To record additional amortization resulting from the Senior Notes Offering and the New Credit Facility.
(q) Interest expense is adjusted for the Senior Notes Offering and the use of proceeds therefrom and gives effect to the Completed DBS Acquisitions, the New Hampshire Cable Sale, the Unit Offering, the Pending DBS Acquisitions, the Subsidiaries Combination and the New Credit Facility (Dollars in thousands):

                                                                    Six Months     Twelve Months
                                                     Year Ended       Ended           Ended
                                                      12/31/96       6/30/97         6/30/97
                                                    ------------   ------------   --------------
     Interest expense:
       PM&C Notes  ..............................     $10,625        $ 5,313         $10,625
       Senior Notes   ...........................       9,750          4,875           9,750
       Other debt  ..............................         542            270             542
                                                      --------       --------        --------
        Total   .................................      20,917         10,458          20,917
     Interest expense previously recorded  ......      19,929          9,963          20,035
                                                      --------       --------        --------
     Adjustment .................................     $   988        $   495         $   882
                                                      ========       ========        ========

(r) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Operating Cash Flow is defined as income (loss) from operations plus (i) depreciation and amortization and (ii) non-cash incentive compensation. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes cash incentive compensation and corporate expenses. Although Location Cash Flow and Operating Cash Flow are not measures of performance under generally accepted accounting principles, the Company believes that Location Cash Flow and Operating Cash Flow are accepted within the Company's businesses as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such businesses. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.
(s) Adjusted Operating Cash Flow is defined as Operating Cash Flow for the four most recent fiscal quarters less DBS cash flow for the most recent four-quarter period plus DBS cash flow for the most recent quarterly period multiplied by four.

                                 EXHIBIT INDEX



 Exhibit     Description
----------   ------------------------------------
  99.1       Press release dated October 8, 1997